Exhibit 2.1

FINAL

AGREEMENT AND PLAN OF MERGER

by and among:

WALMART INC.,

a Delaware corporation;

VISTA ACQUISITION CORP.,

a Delaware corporation;

and

VIZIO HOLDING CORP.

a Delaware corporation

Dated as of February 19, 2024

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Persons Entering into Support Agreements and Noncompetition Agreements

Exhibit C	-	Form of Certificate of Incorporation of Surviving Corporation

Exhibit D	-	Form of Stockholder Written Consent

Exhibit E	-	Persons Signing Stockholder Written Consent

Exhibit F	-	Knowledge Persons

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 19, 2024, by and among: WALMART INC., a Delaware corporation (“Parent”); VISTA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and VIZIO HOLDING CORP., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement: (i) each stockholder of the Company listed in Part 1 of Exhibit B is executing a support agreement in favor of Parent (each such agreement, a “Support Agreement”); and (ii) each individual listed in Part 2 of Exhibit B is executing a noncompetition and non-solicitation agreement in favor of the Company and Parent, which shall become effective at the Effective Time.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 5:00 a.m. (California Time) on a date to be agreed on by the Company and Parent, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate; provided, however, that in no event shall the Closing occur prior to the Subsequent Time. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be the form set forth on Exhibit C;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall instead refer to the name of the Surviving Corporation); and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(ii) any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.7 and 1.8, (A) each share of Company Class A Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $11.50 in cash (such cash amount, as it may be adjusted pursuant to Section 1.5(b), the “Price Per Share”), without interest, and (B) each share of Company Class B Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Price Per Share, without interest; and

(iv) each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending at the earlier of the Effective Time and the valid termination of this Agreement (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, combination, exchange, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during the Pre-Closing Period, or a record date with respect to any such event shall occur during the Pre-Closing Period, then the Price Per Share shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Company in accordance with Section 1.5(a)(i), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry outstanding immediately prior to the Effective Time (each such share, an “Uncertificated Share”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Payment Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Closing, subject to Section 1.8, Parent shall deposit (or cause to be deposited) with the Paying Agent, cash sufficient to make payments of the Merger Consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent. No investment of the Payment Fund shall relieve Parent or the Paying Agent from promptly paying the cash consideration payable pursuant to this Agreement, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying Agent in the amount of such losses to the extent that the funds in the Payment Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Payment Fund.

(b) Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange (or delivery of any appropriate affidavit and customary bond required by Parent for lost, stolen or destroyed Company Stock Certificates described in the penultimate sentence of this Section 1.7(b)), together with the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Common Stock so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b) and except with respect to any Dissenting Shares, each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a customary bond as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates.

(c) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares will not be required to deliver a Company Stock Certificate or an executed letter of transmittal to the Paying Agent to receive the consideration payable in respect thereof pursuant to Section 1.5. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share converted into the right to receive the consideration payable in respect thereof pursuant to Section 1.5 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of such Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) at the Effective Time, be entitled to receive, in exchange therefor, the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to such Uncertificated Shares. The Uncertificated Shares so surrendered shall be cancelled. No interest shall be paid or will accrue on any Merger Consideration payable in respect of Uncertificated Shares.

(d) Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand (including any interest accrued with respect thereto), and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Paying Agent for surrender of Uncertificated Shares, in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(e) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be timely remitted to the applicable Governmental Body in accordance with applicable Legal Requirements and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) If any Company Stock Certificate or Uncertificated Share has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; and (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Uncertificated Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(g) None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder or beneficially owned by a “beneficial owner” (as defined, for purposes of this Section 1.8, in Section 262(a) of the DGCL) who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such Person fails to perfect or otherwise loses such Person’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder or beneficial owner of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon compliance with the procedures described in Section 1.7(b) or Section 1.7(c), as applicable, upon surrender of the Company Stock Certificate representing such shares or such Uncertificated Shares in accordance with the terms of this Agreement.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Section 262 of DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the Disclosure Schedule (subject to Section 9.6); and (b) disclosure in any Company SEC Report filed with the SEC at least one Business Day before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking, and (iii) excluding any Company SEC Reports that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is one Business Day before the date of this Agreement)):

2.1 Subsidiaries; Due Organization; Etc..

(a) Part 2.1(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than another Acquired Company. None of the Acquired Companies is, or has at any time since January 1, 2019, been a general partner of any other Entity. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, where the failure to be so duly organized, validly existing or in good standing or to have such power and authority would not individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Each of the Acquired Companies is qualified to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so duly qualified or in good standing would not individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, each as in effect as of the date of this Agreement, including all amendments thereto. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors in effect as of the date of this Agreement; (b) each code of conduct or similar policy adopted by the Company or by the Company’s board of directors, or any committee of the Company’s board of directors, each as in effect as of the date of this Agreement; and (c) the final, approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Company Common Stock and of the Company’s board of directors (and to the extent applicable, each committee thereof) for the period commencing on January 1, 2021 and ending on the date of this Agreement. The minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company’s board of directors (and to the extent applicable, each committee thereof) Made Available to Parent are complete and redacted only with respect to discussions of the Contemplated Transactions or other similar strategic transactions, or other matters as required to be redacted by applicable Legal Requirements, and not with respect to any other matter. No Acquired Company is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents), including all amendments thereto, of such Acquired Company.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 1,000,000,000 shares of Company Class A Common Stock, of which 121,474,081 shares have been issued and are outstanding as of 4:00 p.m. Eastern time on February 15, 2024 (the “Capitalization Date”); (ii) 200,000,000 shares of Company Class B Common Stock, of which 76,180,453 shares have been issued and are outstanding as of the Capitalization Date; (iii) 150,000,000 shares of Company Class C Common Stock, of which no shares have been issued or are outstanding as of the Capitalization Date; and (iv) 100,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding as of the Capitalization Date. During the period from the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of its capital stock, Company Equity Awards or other equity interests in the Company, or securities convertible into or exchangeable for such capital stock, Company Equity Awards or other equity interests in the Company, other than pursuant to the exercise, vesting and settlement of Company Equity Awards granted prior to the Capitalization Date, in accordance with their terms as in effect as of the Capitalization Date.

(b) The Company does not hold any shares of its capital stock in its treasury. There are no shares of Company Common Stock beneficially owned by any Subsidiary of the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Acquired Companies. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c) As of the Capitalization Date: (i) 14,051,566 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 2,931,292 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”); (iii) (A) 12,278,219 shares of Company Common Stock are subject to issuance and/or delivery pursuant to Company RSUs that vest solely based on time-based vesting requirements; and (B) up to a maximum of 3,307,784 shares of Company Common Stock (1,653,892 target shares of Company Common Stock) are subject to issuance and/or delivery pursuant to Company RSUs that vest based on performance-based vesting requirements; (iv) no shares of restricted Company Common Stock are outstanding; (v) no shares of Company Common Stock are subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; and (vi) no Company Equity Awards are outstanding other than those granted under the Company Equity Plans.

(d) Part 2.3(d) of the Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Capitalization Date: (A) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the name of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, both the target and the maximum number of shares of Company Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the applicable vesting schedule (including any performance-based vesting requirements), and the extent to which such Company Equity Award is vested and/or exercisable (including achievement of any performance-based vesting requirements and the number of shares of Company Common Stock vested due to the achievement of any performance-

based vesting requirements); (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company RSU, whether such Company RSU is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”); and (J) whether the vesting of such Company Equity Award would be accelerated, in whole or in part, as a result of the consummation of the Merger, whether alone or in combination with any termination of employment or other event. The Company has no payments owing or contemplated under a dividend equivalent right (whether in cash, stock or otherwise) with respect to Company Equity Awards. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). All outstanding Company Equity Awards have been granted under the Company Equity Plans.

(e) The Company has Made Available to Parent accurate and complete copies of all equity-based plans, or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) that are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise). As of the Capitalization Date, 44,768,816 shares of Company Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans.

(f) Except (x) as set forth in this Section 2.3 or in Part 2.3 of the Disclosure Schedule or (y) for any shares of Company Common Stock issued (I) pursuant to the exercise, vesting and settlement of Company Equity Awards, or issuance of shares of Company Class A Common Stock pursuant to outstanding Company Options, in each case granted prior to the Capitalization Date, in accordance with their terms as in effect as of the Capitalization Date or (II) in compliance with Section 4.2(b)(ii) of this Agreement, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation, in each case, that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There is no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) in effect.

(g) There is no Company Contract providing for the voting or registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of Company Common Stock.

(h) All outstanding shares of Company Common Stock, options, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(i) All of the outstanding shares of capital stock of each of the Significant Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than Permitted Encumbrances).

(j) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries (other than the Significant Subsidiaries) have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than Permitted Encumbrances).

2.4 SEC Filings; Financial Statements.

(a) The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since the Lookback Date, and all amendments thereto (the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or any of its officers with the SEC have been so filed on a timely basis since the Lookback Date. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Acquired Companies maintain a system of internal accounting controls that are effective in providing reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has Made Available to Parent accurate and complete copies of all written policies related to such internal accounting controls.

(d) The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective in all material respects to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has Made Available to Parent accurate and complete copies of all written policies related to such disclosure controls and procedures. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company (A) is and has been in compliance, in all material respects, with the applicable listing and other rules and regulations of the New York Stock Exchange since the Lookback Date and (B) since the Lookback Date, has not received any notice from the New York Stock Exchange asserting any non-compliance with such rules and regulations.

(e) The Company has not been a party to any securitization transactions. The Company has Made Available to Parent accurate and complete copies of the documentation creating or governing all “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Companies since the Lookback Date.

(f) The Company is in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g) Since the Lookback Date, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

(h) All accounts receivable, trade receivables, notes receivable and other receivables, whether or not accrued and whether or not billed, of the Acquired Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to Acquired Companies arising from their business. All Accounts Receivable have been recorded on the Company’s consolidated financial statements in accordance with GAAP. The Company’s consolidated reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices.

(i) All of the Company’s inventory has been properly valued at the lower of cost or market, including the capitalization of labor and overhead costs, in accordance with GAAP, consistently applied. The Acquired Companies have maintained established controls over the inventory and maintain accurate records of their physical inventory accounts.

2.5 Absence of Changes. (a) Since the Balance Sheet Date, there has not been any Material Adverse Effect that is continuing; and (b) since the Balance Sheet Date through the date of this Agreement, none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Sections 4.2(b)(i), 4.2(b)(iii), 4.2(b)(iv), 4.2(b)(v), 4.2(b)(vi), 4.2(b)(xi), 4.2(b)(xii), 4.2(b)(xv), 4.2(b)(xvi), 4.2(b)(xviii), 4.2(b)(xx), 4.2(b)(xxi), and with respect to any of the foregoing, 4.2(b)(xxiv). Since the Lookback Date, there has not been any “channel stuffing” or other similar sales method designed to encourage accelerated purchases of Company Products by any reseller, distributor or other channel partner in excess of demand in a particular quarter with the intent to increase the Acquired Companies’ consolidated revenues.

2.6 Title to Tangible Assets. The Acquired Companies own, and have good and valid title to, all tangible assets purported to be owned by them that are material to the Acquired Companies, taken as a whole, including: (a) all tangible assets reflected on the Company Balance Sheet that are material to the Acquired Companies, taken as a whole (except for inventory sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date); and (b) all other tangible assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such assets that are material to the Acquired Companies are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7 Real Property; Equipment; Leasehold.

(a) Part 2.7(a)(i) of the Disclosure Schedule sets forth as of the date of this Agreement (i) a description of each parcel of real property, including the address, owned by any of the Acquired Companies (including all buildings, structures, fixtures and other improvements on such real property, “Owned Real Property”) and (ii) the name of the Acquired Company that holds title to each Owned Real Property. The Acquired Companies have good and valid and marketable fee simple title to each Owned Real Property free and clear of any Encumbrances, other than Permitted Encumbrances. No Acquired Company is party to any agreement or option for it to purchase any real property or to sell any portion of any Owned Real Property. There is an issued and outstanding owner’s policy of title insurance for each Owned Real Property and no claim has been made against such title insurance policy.

(b) Part 2.7(b) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person as of the date of this Agreement (the “Leases”). Each real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements leased, subleased or licensed to the Acquired Companies as of the date of this Agreement, are referred to as a “Leased Real Property”. The Acquired Companies have valid and subsisting leasehold interests in and to all Leased Real Property, except where the failure to have such interests would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as would not reasonably be expected to interfere in any material respect with the current use and operation of any Leased Real Property by any Acquired Company, all of the Leases are valid and in full force and effect, have not been modified, amended or supplemented, in writing or otherwise and all material rents, additional rents and other amounts not yet delinquent to date pursuant to each Lease have been paid.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and, to the Knowledge of the Company the present use and operation of each Leased Real Property and Owned Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and health laws and other Legal Requirements. To the Knowledge of the Company and except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, all buildings, structures, fixtures and other improvements located on the Owned Real Property and on the Leased Real Property for which an Acquired Company is responsible are in good operating condition and repair, reasonable wear and tear excepted, and free of any material defect, and are adequate for the purposes for which they are currently being used by the Acquired Companies at such location. To the Knowledge of the Company and except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Leased Real Property or Owned Real Property by the Acquired Companies. The Company has not received any written notice of any condemnation proceedings relating to any Leased Real Property or Owned Real Property and, to the Knowledge of the Company, no condemnation proceedings relating to any Leased Real Property or Owned Real Property are pending or threatened.

(d) Except as set forth in Part 2.7(d) of the Disclosure Schedule, there are no subleases, licenses, occupancy agreements or other contractual obligations granted by any Acquired Company that grant the right of use or occupancy of any Leased Real Property or Owned Real Property to any Person other than the Acquired Companies and there is no Person in possession of any of the Leased Real Property or Owned Real Property other than the Acquired Companies.

(e) To the Knowledge of the Company and except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the buildings and material structures located on the Owned Real Property do not encroach on any real property (that is not part of the Owned Real Property or appurtenant easements or rights which they are on), and there are no buildings or material structures that encroach onto the Owned Real Property, in each case that could reasonably be expected to impair the ability to use any such Owned Real Property for the purposes for which such Owned Real Property is being used at such location.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each portion of the Owned Real Property and to the Knowledge of the Company, the Leased Real Property has adequate rights of way and access to public ways and all water, sewer, sanitary and storm drain facilities and other material public utilities necessary for the use, occupancy, operation and maintenance for its intended purposes in the ordinary course of business consistent with past practice. To the Knowledge of the Company, no Acquired Company has received any written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services for the Owned Real Property.

(g) Part 2.7(g) of the Disclosure Schedule sets forth as of the date of this Agreement (i) a description of each parcel of real property, including the address, owned in part, directly or indirectly, by any of the Acquired Companies (excluding the Owned Real Property and the Leased Real Property), (ii) the name of the Acquired Company that holds such partial interest and (iii) a description of such partial interest.

(h) Except as would not result in a Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted.

2.8 Intellectual Property.

(a) Part 2.8(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the nature of such ownership interest) (collectively, the “Company Registered IP”) as of February 9, 2024.

(b) Part 2.8(b)(i) of the Disclosure Schedule accurately identifies each material Company Inbound License as of the date of this Agreement, other than licenses received by any Acquired Company in the ordinary course of business pursuant to Contracts that are substantially on the Acquired Companies’ standard forms Made Available to Parent. Part 2.8(b)(ii) of the Disclosure Schedule accurately identifies each material Company Outbound License as of the date of this Agreement, other than nonexclusive licenses granted by any Acquired Company in the ordinary course of business pursuant to Contracts that are substantially on the Companies’ standard forms Made Available to Parent. Part 2.8(b)(iii) of the Disclosure Schedule accurately identifies each Company Patent License as of the date of this Agreement.

(c) The Acquired Companies exclusively own all right, title and interest in and to the material Company IP (other than Intellectual Property and Intellectual Property Rights that are licensed to the Acquired Companies under Company Inbound Licenses or Standard Inbound Licenses or that are licensed to the Acquired Companies and expressly exempted from the disclosure requirements under Part 2.8(b)(i) of the Disclosure Schedule), free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all documents and instruments necessary to perfect the rights of the Acquired Companies in all material Company Registered IP (other than Intellectual Property Rights the Acquired Companies have decided to abandon or let lapse in their reasonable business judgment) have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; (ii) each (A) employee and independent contractor who is or was involved in the creation, contribution or development of any Intellectual Property or Intellectual Property Rights material to the Acquired Companies in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable and (B) Person, other than employees and independent contractors of the Acquired Companies, who created, contributed, or developed any material Intellectual Property or Intellectual Property Rights owned or purported to be owned by any Acquired Company in the course of such Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) no Governmental Body, university, college or other educational institution or research center has or purports to have any ownership in, or exclusive rights to, any Company-Owned IP; (iv) each Acquired Company has in place a policy to, and has used reasonable efforts to, (A) maintain the confidentiality of its trade secrets and other confidential information that it intends to keep confidential (including by having each Company Associate be bound by a confidentiality agreement protecting all such trade secrets and other confidential information owned by or otherwise in the possession or control of the Acquired Companies) and (B) otherwise protect, create, enforce, maintain and preserve its

Intellectual Property Rights, and, to the Knowledge of the Company, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing or breach or non-compliance with such policies; (v) (A) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any Company-Owned IP; or (2) has received a request in writing from any Person for any license or other right to any Company-Owned IP in connection with the activities of or any participation in any Standards Organization and (B) no Company-Owned IP is subject to any commitment that would require the grant of any license or right to any Person or otherwise limit any Acquired Company’s control of any Company-Owned IP or has been, is or was required to be, identified by an Acquired Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization; and (vi) the Acquired Companies own or otherwise have sufficient rights in, and immediately after the Closing, the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights material to the conduct of the business of the Acquired Companies as currently conducted by the Acquired Companies. Each Acquired Company has at all times complied with, and is currently in compliance with, all of the rules, regulations, policies and Contracts of Standards Organizations that are applicable to each Acquired Company’s businesses.

(d) All Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Without limiting the generality of the foregoing: (i) with respect to each item of Company Registered IP, except for Registered IP that the Acquired Companies have decided to abandon or let lapse in their reasonable business judgment, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Body or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B)”, to maintain each such item of Company Registered IP in full force and effect; and (ii) no Legal Proceeding (other than ordinary course office actions or similar proceedings) is pending or, to the Knowledge of the Company, has been threatened, in which the ownership, scope, validity or enforceability of any Company-Owned IP is being or has been contested or challenged or would reasonably be expected to be contested or challenged, in each case that has resulted or could reasonably be expected to result in a liability that is material to the Acquired Companies, taken as a whole. Part 2.8(d) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after February 9, 2024, in order to maintain in full force and effect each item of Company Registered IP set forth, or required to be set forth, on Part 2.8(a) of the Disclosure Schedule.

(e) Except as set forth in Part 2.8(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance, other than a Permitted Encumbrance, on, any Company-Owned IP, in each case that is material to the Acquired Companies, taken as a whole; (ii) a breach of, violation or default under, or termination of, any material Company Inbound License, material Company Outbound

License or Company Patent License; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any Intellectual Property Rights owned by Parent or any of its Affiliates (other than the Acquired Companies or Surviving Corporation) or the satisfaction of any condition as a result of which any Person would be permitted to exercise any license or other right or interest under, in or to any Intellectual Property Right owned by Parent or any of its Affiliates (other than the Acquired Companies or Surviving Corporation), other than pursuant to Contracts to which Parent or any of its Affiliates are a party; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest (other than license rights under Company Inbound Licenses or Standard Inbound Licenses or under licenses to the Acquired Companies that are expressly exempted from the disclosure requirements under Part 2.8(b)(i) of the Disclosure Schedule) under, in or to any Company-Owned IP or Intellectual Property Rights owned by any of the Acquired Companies or the Surviving Corporation, or the satisfaction of any condition as a result of which any Person would be permitted to exercise any additional license or other right or interest under, in or to any Company-Owned IP or Intellectual Property Right owned by any of the Acquired Companies or the Surviving Corporation, (v) the Parent or any of its Affiliates (other than the Acquired Companies or Surviving Corporation) being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights owned by Parent or any of its Affiliates (other than the Acquired Companies or Surviving Corporation) anywhere in the world, other than pursuant to Contracts to which Parent or any of its Affiliates are a party; (vi) any of the Acquired Companies or the Surviving Corporation being bound by, or subject to, any additional exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of any Company-Owned IP or any Intellectual Property or Intellectual Property Rights owned by any Acquired Companies or the Surviving Corporation anywhere in the world (in each case other than pursuant to Company Inbound Licenses or Standard Inbound Licenses or Contracts that are set forth on or are expressly exempted from the disclosure requirements under Part 2.8(b)(i) of the Disclosure Schedule); (vii) a reduction of any royalties or other payments that are material to the Acquired Companies, taken as a whole, that an Acquired Company would otherwise be entitled to with respect to any Company-Owned IP; or (viii) Parent, the Surviving Corporation or any of their Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing.

(f) No Acquired Company has infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person since January 1, 2018. Since January 1, 2018, none of the Company Products, or the manufacture, sale, distribution, or provision of the Company Products by or on behalf of the Acquired Companies, or the use of the Company Products by consumers, users or customers in accordance with the Acquired Companies’ instructions, specifications and/or documentation or Contracts with such consumers, users or customers, or the conduct of the business of any Acquired Company, as conducted by such Acquired Company, has infringed, violated or made unlawful use of, and none of the foregoing infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, in each case in a manner that has created or could reasonably be expected to create a liability that is material to the Acquired Companies, taken as a whole. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or threatened in writing against any Acquired Company or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding; and (ii) since January 1, 2018, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any third Person that has claimed any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product (other than communications and letters between any Acquired Company and its legal counsel), or by any Acquired Company (or any of their respective businesses), of any Intellectual Property or Intellectual Property Right of another Person, in each case that has resulted or could reasonably be expected to result in liability that is material to the Acquired Companies, taken as a whole, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any material Company-Owned IP, and no Person is currently infringing, misappropriating or otherwise violating any material Company-Owned IP.

(h) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license or disclose) any Company Source Material for any Company Product or other material Company-Owned IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Company Source Material for any Company Product or other material Company-Owned IP to any escrow agent or other Person. Part 2.8(h) of the Disclosure Schedule accurately identifies each item of Company Source Material for any Company Product or other material Company-Owned IP that has been placed into escrow with any escrow agent or other Person.

(i) The Black Duck scan conducted by Synopsys during the diligence process for the transactions contemplated by this Agreement covers all Software used, distributed, or made available by any of the Acquired Companies (including any Company Product that is currently being designed, developed, distributed, provided, licensed or sold to any customer by or on behalf of any Acquired Company) as of December 13, 2023, other than Software which is subject to a commercial (non-open source) license with a third Person. No Software incorporated or embodied in, or distributed or made available with, any Company Product contains, is or was derived from, or is or was distributed or made available with, Open Source Software in a manner such that the terms under which such Open Source Software is licensed (each, an “Open Source License”) impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP (other than the Open Source Software), or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance with, all of the applicable licenses, conditions and other requirements set forth in the applicable Open Source License.

(j) Each Acquired Company has complied and is in compliance in all material respects with all license and Contract terms applicable to such Acquired Company’s use of AI Technology and all Training Data. No Training Data used by any Acquired Company has ever contained Protected Information. The Acquired Companies do not use any data input into any Company Product by end users or customers to create, train, tune, develop or improve any Company Product other than in accordance with applicable Legal Requirements and with their privacy policies or Contracts with such end users or customers. All data from end users or customers that is used to create, train, tune, develop or improve any Company Product has been collected, processed, anonymized, aggregated, stored and used pursuant to each Acquired Company’s standard form agreements, privacy policies or other Contracts with the applicable end users or customers.

(k) The Acquired Companies’ receipt, collection, monitoring, maintenance, creation, transmission, transfer, use, processing, analysis, disclosure, storage, and disposal of Protected Information complies, and since the Lookback Date, has complied with: (i) the Company’s obligations regarding privacy, data protection, or data security under each Company Contract; (ii) applicable Information Privacy and Security Laws; and (iii) the Acquired Companies’ published, public-facing notices regarding their privacy or data security practices, in each case with respect to clauses “(i)”, “(ii)” and “(iii)”, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Each Acquired Company has all necessary lawful bases, authorizations, rights, and consents that are required by applicable Information Privacy and Security Law for each Acquired Company to receive, access, use and disclose Protected Information in such Acquired Company’s possession or under its control in connection with the operation of the business of such Acquired Company as currently received, accessed, used, and disclosed by each Acquired Company, respectively.

(l) The Acquired Companies have adopted and maintained, and have complied with since the Lookback Date, commercially reasonable measures that apply to the Acquired Companies with respect to privacy, data protection, and security with respect to the Acquired Companies’ collection and use of Protected Information gathered or accessed by or on behalf of the Acquired Companies in the course of the operations of the Acquired Companies. Employees of the Acquired Companies who have had access to Protected Information since the Lookback Date have received documented training with respect to compliance with applicable Information Privacy and Security Laws.

(m) Each Acquired Company takes commercially reasonable steps designed to protect the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company has implemented and maintains a written information security program that: (i) complies with all Information Privacy and Security Laws and Contracts; (ii) is designed to identify internal and external risks to the security of any Protected Information in its possession or control; (iii) is designed to monitor and protect Protected Information and all IT Systems against any unauthorized use, access, interruption, modification or corruption; (iv) contains commercially reasonable administrative, organizational, technical and physical safeguards designed to control the risks described in clauses “(ii)” and “(iii)” above; (v) is described in written data security policies and procedures; (vi) assesses each of the Acquired Companies’ data security practices, programs and risks; and (vii) includes incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information. Each Acquired Company is taking, and has at all times since the Lookback Date taken, commercially reasonable steps to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of such Acquired Company provides similar or otherwise reasonable safeguards in compliance in all material respects with applicable Information Privacy and Security Laws.

(n) Each Acquired Company has, since the Lookback Date, taken commercially reasonable steps to secure all Company Products prior to selling, distributing, deploying, or making them available to the general public and has made patches and updates to such Company Products (in accordance with applicable industry standards). Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of Company Products and each critical- or high-severity vulnerability identified by any such tests or scans has been remediated or mitigated. Each Acquired Company has Made Available to Parent complete copies of each penetration test performed by any Acquired Company since the Lookback Date and evidence of any remediation or mitigation performed by any Acquired Company with respect to any material vulnerability identified by such tests. The Acquired Companies have not introduced, and to the Knowledge of the Company, no Company Product contains any listening or recording device of which the user or customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Products, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(o) Since the Lookback Date, there has been no material data security breach of any IT System, or material unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received or controlled by or on behalf of any of the Acquired Companies. Since the Lookback Date, there have been no Legal Proceedings conducted or asserted in writing against any Acquired Company, and, to the Knowledge of the Company, no such Legal Proceedings are pending against the Acquired Companies by any Person (including any Governmental Body), alleging violation of applicable Information Privacy and Security Laws or related Orders, and to the Knowledge of the Acquired Companies, no such Legal Proceedings have, since the Lookback Date, been threatened in writing. Since the Lookback Date, no Acquired Company has received any written notices from the Department of Justice, Federal Trade Commission or the Attorney General of any state, or any equivalent foreign Governmental Body, relating to any such violations.

(p) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, the collection, storage, processing, sharing and destruction of Protected Information in connection with the Contemplated Transactions, and the execution, delivery, and performance of this Agreement and the Contemplated Transactions, will not violate each of the Acquired Companies’ applicable privacy notices and or applicable Information Privacy and Security Laws. Each Acquired Company will continue to have materially the same rights to use, process, and disclose Protected Information after the Closing as such Acquired Company had before the Closing.

(q) (i) The Company has Made Available to Parent a true, correct and complete copy of the Stipulated Order, together with all documentation in the possession of or otherwise available to the Acquired Companies that the Acquired Companies or their Representatives acting on behalf of the Acquired Companies have produced pursuant to the Stipulated Order prior to the date of this Agreement; (ii) from February 14, 2017 through the date of this Agreement, no Acquired Company has received any oral or written communication or notification from the Federal Trade Commission or New Jersey Attorney General stating that the Federal Trade Commission or New Jersey Attorney General (A) has requested an adverse modification in any manner of the Stipulated Order, (B) is seeking to adversely modify in any manner the Stipulated Order or (C) is commencing or seeking to commence an investigation relating to the Stipulated Order; (iii) since the date of this Agreement, neither the Federal Trade Commission nor the New Jersey Attorney General has (A) overtly asserted an intent to adversely modify the Stipulated Order (other than as has been overtly retracted or overruled) or (B) commenced or overtly asserted an intent to commence any investigation relating to the Stipulated Order that could reasonably be expected to lead to, or result in, an adverse modification to the Stipulated Order or other adverse action taken by the Federal Trade Commission or the New Jersey Attorney General relating to the Stipulated Order; and (iv) since the date of this Agreement, the Stipulated Order has not been adversely modified in any way.

2.9 Material Contracts.

(a) Part 2.9(a) of the Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts:

(i) any Contract: (A) that is an offer letter or employment agreement executed by a current employee, officer or director of the Company or which provides for the performance of services by any current Individual Independent Contractor (other than offer letters or agreements with Company Associates providing for “at will” employment or which are terminable on 10 days’ notice or less, or Contracts with agencies); (B) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, retention or similar payment or benefit to any Company Associate; or (C) pursuant to which any of the Acquired Companies is or may become obligated to make any transaction bonus or similar payment to any Company Associate;

(ii) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii) any collective bargaining, union or works council agreement;

(iv) except for Contracts with employees or Individual Independent Contractors, any Contract relating to the acquisition, sale or disposition of any Company-Owned IP that is incorporated in a Company Product that is (i) currently being designed, developed, distributed, provided, licensed or sold by or on behalf of any Acquired Company or (ii) was distributed, provided, licensed or sold by or on behalf of any Acquired Company since the Lookback Date;

(v) any Contract that provides for indemnification by any Acquired Company of any director, officer, employee or any Individual Independent Contractor of any Acquired Company that is not substantially in the form Made Available to Parent;

(vi) any Contract: (A) involving a joint venture, legal partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $1,000,000;

(vii) any Contract relating to the acquisition, transfer, or joint ownership of any material Intellectual Property or Intellectual Property Rights;

(viii) any Contract entered into since the Lookback Date: (A) relating to the disposition or acquisition by any Acquired Company of any material assets or any business or business division (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $500,000 individually or that contains any ongoing obligations that are material to the Acquired Companies, taken as a whole, other than (1) Contracts required to be set forth on Part 2.9(a)(vii) of the Disclosure Schedule or (2) Contracts for the purchase of Company Products, components of Company Products, or other ordinary course inventory, in each case from manufacturers and entered into in the ordinary course of business consistent with past practice; or (B) pursuant to which any Acquired Company has or will acquire any interest, or will make an investment, in any other Person, other than another Acquired Company;

(ix) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other material asset or any service from any other Person, or to sell any material product or other material asset to any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any Intellectual Property to or for any other Person;

(x) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company (excluding such rights set forth in Leases) that is material to the Acquired Companies, taken as a whole; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or any portion of an Acquired Company’s requirements from any third party;

(xi) any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $500,000, other than: (A) accounts receivable and accounts payable; and (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice;

(xii) any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance (other than a Permitted Encumbrance) on any of its material properties or other material assets;

(xiii) any Contract with a Major Customer or Major Supplier that has not been fully performed as of the date of this Agreement, other than (a) any purchase order or other Contract for the sale, purchase, distribution or resale of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $10,000,000 in aggregate, provided that such purchase order does not materially change the terms of any Contract to which it relates, or (b) any nondisclosure agreement entered into in the ordinary course of business of the Acquired Companies;

(xiv) any Contract (or group of related Contracts) (excluding Leases) for the purchase or sale of products, or the furnishing or receipt of services, to or from the Acquired Companies which involved the payment or receipt of amounts (A) to the Acquired Companies in excess of $10,000,000 in the aggregate from the same party in the 2023 calendar year; or (B) from the Acquired Companies in excess of $10,000,000 in the aggregate to the same party in the 2023 calendar year;

(xv) the Leases;

(xvi) any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or any entity that beneficially owns, directly or indirectly, a voting or equity interest in any Acquired Company; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $1,000,000 in the aggregate after the date of this Agreement;

(xvii) any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the voting or registration of any security; (B) providing any Person with any preemptive right or any similar right with respect to any security; or (C) providing any of the Acquired Companies with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security; and

(xviii) any Contract (or group of related Contracts) pursuant to which the Acquired Companies are obligated to pay any royalties, commissions, or other similar amounts (other than fixed license fees that are not based on sales revenues or other similar metrics) to any other Person for the use or other exploitation of any material Intellectual Property or Intellectual Property Rights in excess of $2,500,000 in the aggregate to the same party in the 2023 calendar year.

For purposes of this Agreement, Company Contracts of the type required to be set forth in Part 2.9(a) of the Disclosure Schedule or in Parts 2.8(b)(i)-(iii) of the Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) shall be deemed to constitute a “Material Contract.” The Company has Made Available to Parent an accurate and complete copy of each Material Contract as of the date of this Agreement.

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect (except for expirations during the Pre-Closing Period in accordance with the terms of such Material Contract), and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has violated or breached, or committed any default under, any Company Contract that constitutes a Material Contract, except where such violation, breach or default would not reasonably be expected to create or result in material liability to, or otherwise have a material and adverse effect on, the Acquired Companies, taken as a whole. To the Knowledge of the Company, except as set forth in Part 2.23(d) of the Disclosure Schedule or as would not reasonably be expected to create or result in material liability to, or otherwise have a material and adverse effect on, the Acquired Companies, taken as a whole, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Company Contract that constitutes a Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract that constitutes a Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract, other than a right that is unrelated to a violation, breach of default of a party thereto. Since the Lookback Date, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

2.10 Company Products.

(a) No Acquired Company is obligated to and, to the Knowledge of the Company, no Acquired Company has indicated in writing that it would (i) provide any recipient of any Company Product or prototype (or any other Person) with any material upgrade, improvement or enhancement of a Company Product or prototype other than those made generally available by the Acquired Company to customers, channel partners and end users or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person, in each case, with respect to clause “(i)” or “(ii)”, other than in accordance with the Company’s standard product support policies.

(b) Since the Lookback Date, each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company to any customer of any of the Acquired Companies (i) conformed and complied with the terms and requirements of any applicable warranty or other applicable Contract and with all applicable Legal Requirements, except in each case, as has not resulted in any liability that is material to the Acquired Companies, taken as a whole, and (ii) was free of any design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, licensed, delivered, provided or otherwise made available by an Acquired Company to a customer, other than any defect that has not created, and would not reasonably be expected to create, any liability that is material to the Acquired Companies, taken as a whole. To the Knowledge of the Company, since the Lookback Date, no Company Product has ever been the subject of any recall or other similar action of any Governmental Body.

(c) No Company Contract with a manufacturer of any of the Company Products that is currently being designed, developed, distributed, provided, licensed or sold to any customer by or on behalf of any Acquired Company or has been distributed, provided, licensed, or sold to any customer by or on behalf of any Acquired Company since the Lookback Date (or any material component thereof) is without a provision requiring the manufacturer to indemnify the Acquired Companies for all infringement, misappropriation or other violations of third party Intellectual Property Rights by each such Company Product (or component thereof) being delivered or supplied by the applicable manufacturer by the manufacture, use, sale or distribution of such Company Product or component provided by such manufacturer. The Acquired Companies have received indemnification coverage from their manufacturers in each current or pending instance where a third party commenced or pursued a Legal Proceeding relating to any Company Product (or any component thereof) that was supplied by the applicable manufacturer, and coverage has not been ultimately denied by the applicable manufacturer in connection with any such indemnification, and to the Knowledge of the Company, there are no facts or circumstances that would be reasonably expected to lead to indemnification coverage being denied for any such current or pending instance.

2.11 Major Customers and Suppliers.

(a) Part 2.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each customer (including distributors and resellers) who was one of the 10 largest sources of revenues for the Acquired Companies during 2022 or 2023, based on amounts paid or payable (each, a “Major Customer”). No Acquired Company has any pending material dispute with any Major Customer. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer will not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

(b) Part 2.11(b) of the Disclosure Schedule sets forth an accurate and complete list of each supplier who was one of the 10 largest suppliers of the Acquired Companies during 2022 or 2023, based on amounts paid or payable to such suppliers (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially and adversely modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or reducing the scale of the business conducted with, any of the Acquired Companies.

2.12 Liabilities.

(a) None of the Acquired Companies has, and none of the Acquired Companies is responsible for performing or discharging, any accrued, contingent or other liability of any nature, either matured or unmatured, except for: (i) liabilities set forth on the Company Balance Sheet; (ii) liabilities that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business; (iii) liabilities for performance of obligations of the Acquired Companies under Company Contracts, other than liabilities arising from a breach of any Company Contract; and (iv) liabilities that would not reasonably be expected to have a Material Adverse Effect.

(b) Part 2.12(b) of the Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $500,000 in the aggregate (other than any indebtedness owed to another Acquired Company).

(c) Part 2.12(c) of the Disclosure Schedule sets forth all obligations, as of the date of this Agreement, of the Acquired Companies outstanding as of the date of this Agreement in respect of interest rate or currency obligations, swaps, hedges or similar arrangements that are material to the Acquired Companies, taken as a whole.

2.13 Compliance with Legal Requirements.

(a) To the Company’s Knowledge, none of the Acquired Companies has since June 21, 2022 imported any merchandise into the United States that was produced in whole or in part in the Xinjiang Uyghur Autonomous Region or by any entity designated on the UFLPA Entity List in violation of the Uyghur Forced Labor Prevention Act (“UFLPA”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each of the Acquired Companies is, and has at all times since the Lookback Date been, in compliance with all applicable Legal Requirements. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, since the Lookback Date, none of the Acquired Companies has received any written notice from any Governmental Body regarding any violation of, or failure to comply with, any Legal Requirement.

(c) Since January 1, 2019, none of the Acquired Companies, and no director, officer, other employee or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly, while acting on the Acquired Companies’ behalf: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any applicable anti-corruption or anti-bribery Legal Requirement, including the Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-corruption or anti-bribery law or similar Legal Requirement; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 2.13(c), an “unlawful payment” shall include any direct or indirect transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which violates any applicable anti-corruption or anti-bribery law or similar Legal Requirement. Since January 1, 2019, none of the Acquired Companies or any other Entity under their control has been prosecuted, or to the Knowledge of the Company, investigated or charged for any violation of any applicable Legal Requirement. None of the Acquired Companies or any Entity under their control has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Legal Requirement applicable to the Acquired Companies.

(d) Since January 1, 2019, each of the Acquired Companies and each Entity under their control: (i) has been and is in compliance in all material respects with all Export and Import Laws; and (ii) has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re-)export, transfer or import required in accordance with Export and Import Laws for the conduct of its business.

(e) Since January 1, 2019, none of the Acquired Companies or any of their respective directors, officers, employees or agents: (i) is or has been a Person with whom certain or virtually all transactions are prohibited under any applicable Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar Governmental Body; (ii) has violated or made a disclosure (voluntary or otherwise) regarding compliance with any Export and Import Law; (iii) has, since January 1, 2019, engaged in any transaction (including sourcing raw materials, components, software or services) or otherwise dealt directly or indirectly in violation of any Export and Import Law (A) with any Person located or ordinarily resident in the Crimea region of Ukraine; (B) with any Person located or ordinarily resident in the self-proclaimed Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine; (C) with any national of or Person located or ordinarily resident in Cuba, Iran, North Korea, Syria, Russia or Belarus with respect to any goods, technology, software or services; (D) any other country against which the U.S. maintains an arms embargo if the transaction involved goods, software, services or technology controlled by ITAR; or (E) with any Person described in clause “(i)”; or (iv) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea or Syria, any Person located or ordinarily resident in any of those countries or in the Crimea region, or since February 21, 2022, any Person located or ordinarily resident in the Donetsk People’s Republic region or the Luhansk People’s Republic region of Ukraine, in each case in violation of Export and Import Law.

(f) None of the Acquired Companies has been cited or fined for failure to comply with any Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the Company’s Knowledge, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

(g) None of the Acquired Companies has imported any equipment into the United States or marketed or sold any equipment in the United States that was produced in whole or in part by any entity designated on the Federal Communications Commission’s Covered List as currently in effect under 47 C.F.R. § 1.50002.

2.14 Governmental Authorizations.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole: (i) each Acquired Company holds, and since January 1, 2019 has held, all material Governmental Authorizations, and has made all filings required under applicable Legal Requirements, necessary to enable such Acquired Company to conduct its business in the manner in which such business is currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; (iii) each Acquired Company is and, since January 1, 2019, has been, in compliance in all respects with the terms and requirements of such Governmental Authorizations; and (iv) since January 1, 2019, none of the Acquired Companies has received any written notice from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any material Governmental Authorization.

(b) No Acquired Company has received any grant, subsidy or similar incentive provided or made available by any Governmental Body.

2.15 Tax Matters.

(a) (i) Each of the income and other material Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”): (A) has been filed on or before the applicable due date (including any extensions of such due date); and (B) has been accurate and complete and in compliance with all applicable Legal Requirements, except as would be material to the Acquired Companies, taken as a whole; and (ii) all income and other Taxes for which the Acquired Companies are liable have been timely paid or accrued (in accordance with GAAP).

(b) The Company Balance Sheet, in accordance with and to the extent required by GAAP, reserves for or accrues all material actual and contingent liabilities of the Acquired Companies for Taxes.

(c) No extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted and remains in effect, other than any extension obtained in the ordinary course of business that is automatically granted.

(d) (i) No material Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any material amount of Tax; (ii) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable or delinquent or Taxes that are not material and being contested in good faith; and (iii) no written claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(e) (i) No Acquired Company is subject to Taxes in any country other than its country of formation by virtue of having a permanent establishment or other place of business in that other country; and (ii) no Acquired Company operates in any jurisdiction where such Acquired Company is required to but does not file Tax Returns.

(f) Since the fiscal year ended December 31, 2018, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(g) No Acquired Company has any material liability, whether fixed, contingent or otherwise, for the Taxes of any Person (other than another Acquired Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract (except for a Contract (i) that will terminate as of Closing or (ii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes) or otherwise by operation of law.

(h) None of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (i) solely between the Acquired Companies, (ii) that will terminate as of Closing or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes).

(i) None of the Acquired Companies has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting or any other similar request that is in progress or pending with any Governmental Body with respect to Taxes and there are no closing agreements with respect to Taxes, Tax rulings or written requests for Tax rulings with or from any Governmental Body currently outstanding or in effect with respect to any Acquired Company.

(j) The Acquired Companies have complied with Section 482 of the Code or any similar provision of U.S. state or local or foreign Tax Legal Requirements relating to transfer pricing in all material respects.

(k) No Acquired Company has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of the Treasury Regulations under Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement.

(l) None of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) an intercompany transaction (within the meaning of the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or foreign Tax Legal Requirements)) or an excess loss account (within the meaning of the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or foreign Tax Legal Requirements)) existing at Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing.

(m) Since the Lookback Date, each of the Acquired Companies has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all Taxes required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

2.16 Employee and Labor Matters; Benefit Plans.

(a) The Company has Made Available to Parent a list (redacted to the extent required by applicable Legal Requirements) of all current employees of each of the Acquired Companies as of the date of this Agreement, and such list correctly reflects in all material respects: (i) their names; (ii) dates of hire or retention; (iii) their job titles or positions; (iv) their current annual base salaries or hourly wages; (v) their current year annual target bonus or commission amounts and actual bonus paid in connection with the last employee review program, if any; (vi) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (vii) any Governmental Authorizations that are held by them and that relate to or are useful in connection with the business of any Acquired Company; (viii) any promises made to them with respect to changes or additions to their compensation or benefits; (ix) their city and state or country of employment or service; (x) their employer or employing entity; (xi) any accrued and unpaid vacation pay or paid time off entitlements; (xii) leave of absence status and reason and expected date of return to active employment, if any; (xiii) whether such employees are classified as exempt or non-exempt under the Fair Labor Standards Act or the applicable Legal Requirements of the jurisdiction where such employees are located; and (xiv) their status as full-time, part-time, temporary or seasonal employees. The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” (and without payment of severance benefits). The Company has Made Available to Parent accurate and complete copies of: (i) all employee manuals, written employment policies and employee handbooks in effect as of the date of this Agreement; and (ii) template or form offer letters, employment agreements, employee acknowledgments of written employment policies, arbitration agreements, non-competition agreements, non-solicitation agreements and confidentiality agreements (A) currently in effect with any current Company employees and Individual Independent Contractors or (B) entered into with any former employees or Individual Independent Contractors since the Lookback Date under which the former employee or Individual Independent Contractor has a continuing obligation.

(b) None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council, employee bargaining agency or similar entity representing any Company Associate (collectively, a “Labor Organization”), and there are no, and since the Lookback Date have not been, any, Labor Organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Associate. There are no, and since the Lookback Date there has not been any, organizing, election or other activities pending or threatened by or on behalf of any Labor Organization with respect to any Company Associate. No Labor Organization holds bargaining rights with respect to any current Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the Knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company Associate. Since the Lookback Date, no Acquired Company has ever agreed to recognize any Labor Organization, nor has any Labor Organization been certified as the exclusive bargaining representative of any Company Associate. There is no, and since the Lookback Date there has not been any, challenge regarding representation as to any Labor Organization with respect to any Company Associate, and no Labor Organization claims to or is seeking to represent any Company Associate. There is no Labor Organization, which, pursuant to any applicable Legal Requirement, must be notified, consulted or with which negotiations need to be conducted in connection with any of the Contemplated Transactions. Since the Lookback Date, none of the Acquired Companies has violated any applicable Legal Requirement relating to unfair labor practices, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Since the Lookback Date, there has not been any unfair labor practice complaint or charge pending or, to the Knowledge of the Company, threatened, against any Acquired Company before the U.S. National Labor Relations Board or any similar Governmental Body. Since the Lookback Date, no Acquired Company is or has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or union organizing activity, or any similar unionization activity or dispute, affecting any of the Acquired Companies or any of their employees.

(c) The Company has Made Available to Parent a list (redacted to the extent required by applicable Legal Requirements) of all current independent contractors and prior independent contractors of any Acquired Company since May 26, 2019, to the extent such independent contractors are (A) individual, natural persons engaged directly pursuant to an agreement by and between an Acquired Company and the engaged individual, natural person, or (B) individual, natural persons that are engaged directly pursuant to an agreement by and between an Acquired Company and a company solely owned by the engaged individual, natural person (collectively, the “Individual Independent Contractors”), and such list correctly reflects in all material respects:

(i) the name of such independent contractor, the Acquired Company that has engaged such independent contractor, location of service and country of engagement and the date on which such independent contractor was originally engaged by such Acquired Company;

(ii) whether such independent contractor is subject to a written Contract;

(iii) a description of such independent contractor’s services;

(iv) whether the independent contractor provided services to any of the Acquired Companies for a period of six consecutive months or longer;

(v) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from any Acquired Company with respect to services performed; and

(vi) the independent contractor’s compensation rate.

Accurate and complete copies of all Contracts identified in Part 2.16(c)(ii) of the Disclosure Schedule have been Made Available to Parent.

(d) Except as would not reasonably be expected to result in a liability that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole, the Company currently, and since May 26, 2019 has, treated and accounted for in all respects as employees of each Acquired Company all temporary, seasonal or leased employees, and properly classified all Company Associates and temporary, seasonal or leased employees as either employees or independent contractors, as the case may be, and as an exempt or non-exempt employee, as the case may be, for all purposes, including: (i) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Legal Requirements governing the payment of wages (including overtime and premium wages); (ii) applicable Tax Legal Requirements; and (iii) unemployment insurance and worker’s compensation obligations. No Individual Independent Contractor is eligible to participate in any Company Employee Plan that is an “employee benefit plan” (as defined in Section 3(3) of ERISA) including a “nonqualified deferred compensation plan” subject to Code Section 409A, or the ESPP.

(e) To the Knowledge of the Company, no Person has claimed or has a reasonable basis to claim that any director, officer or senior management employee: (i) is in violation, in any material respect, of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company is, and since January 1, 2020 has been, in compliance with all applicable Legal Requirements respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements relating to discrimination, equal pay, wages and hours (including the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions where such Acquired Company maintains employees), meal and rest breaks, overtime, business expense reimbursements, labor relations, collective bargaining, collection and payment of tax withholding or social security taxes and any similar tax, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), maintenance of accurate time and pay records (including overtime and breaks), record retention, occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). Since the Lookback Date, none of the Acquired Companies has effectuated a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are used in the WARN Act. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each of the Acquired Companies has properly accrued in the ordinary course of business, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, and other than routine payments to be made in the ordinary course of business consistent with past practice, none of the Acquired Companies has any liability, or reasonably anticipates to have future liability, for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, payable to any Company Associate, or any Taxes or any penalty for failure to comply with any of the foregoing. Except as would not reasonably expected to be material to the Acquired Companies, taken as a whole, none of the Acquired Companies has any liability, or reasonably anticipates to have future liability, for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Except as would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies is, and since the Lookback Date has been, in compliance with the requirements of the Immigration Reform Control Act of 1986 in all material respects, and each employee who requires permission and/or authorization to work in the jurisdiction in which they carry out their employment had at the time of hire current and appropriate permission and/or authorization to work in that jurisdiction. None of the Acquired Companies’ employment-related policies or practices is currently, or since the Lookback Date has been, audited or investigated by any Governmental Body.

(g) Since May 1, 2019, the Acquired Companies are not party to, and are not otherwise bound by, any consent decree with, or is subject to any citation or other Order by, any Governmental Body which (i) relates to any employment practice and (ii) has outstanding legal obligations on the Acquired Companies.

(h) The Company has Made Available to Parent all formal or informal (to the extent such allegations, complaints, charges or claims would require the applicable Acquired Company to conduct an investigation pursuant to applicable Legal Requirements) allegations, complaints, charges or claims of sexual harassment, sexual assault, sexual misconduct, or harassment and/or discrimination, including those made to any of the Acquired Companies’ Human Resources departments in the form of a demand letter or to any Governmental Body, based on the basis of gender, sex, race or ethnicity (a “Misconduct Allegation”) that have, since the Lookback Date, been made by any employee or Individual Independent Contractor of the Acquired Company against any officer, director, manager or supervisory-level employee of any Acquired Company in such person’s capacity as such or, to the Knowledge of the Company, in any other capacity. The Company has further Made Available to Parent all settlement agreements, tolling agreements, non-disparagement agreements, confidentiality agreements or non-disclosure agreements, entered into since the Lookback Date or under which the Company has continuing obligations, relating directly or indirectly to any Misconduct Allegation against any Acquired Company or any officer, director, manager, employee or Contract Worker of any Acquired Company.

(i) Part 2.16(i) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement and separately identifies each material Foreign Plan. None of the Acquired Companies intends, and none of the Acquired Companies has committed, to establish or enter into any new arrangement that would constitute a material Company Employee Plan or Company Employee Agreement, or to materially modify any material Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement). The Company has Made Available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements; (iv) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(j) Each Company Employee Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan that is an “employee benefit plan” (as defined in Section 3(3) of ERISA), including a “nonqualified deferred compensation plan” subject to Code Section 409A, and the Company Equity Plans can be amended, terminated or otherwise discontinued (after satisfying any required notice or consent requirements) before or after the Closing in accordance with its terms, without liability, whether fixed, contingent or otherwise, that is material to Parent, the Acquired Companies or any ERISA Affiliates (other than ordinary administration expenses). Since the Lookback Date, there has been no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL or any other Governmental Body or any other Person with respect to any Company Employee Plan. None of the Acquired Companies has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Legal Requirements. Each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in liability, whether fixed, contingent or otherwise, that is material to any of the Acquired Companies, taken as a whole, and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved, except as would not, individually or in the aggregate, result in a liability, whether fixed, contingent or otherwise, that is, or would reasonably be expected to be material to the Acquired Companies, taken as a whole.

(k) None of the Acquired Companies, and no ERISA Affiliate, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not, individually or in the aggregate, result in a liability, whether fixed, contingent or otherwise, that is, or would reasonably be expected to be material to the

Acquired Companies, taken as a whole, the fair market value of the assets of each funded Foreign Plan, the liability, whether fixed, contingent or otherwise, of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transactions will cause any such assets or insurance obligations to be less than such benefit obligations.

(l) No Company Employee Plan or Company Employee Agreement provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any liability, whether fixed, contingent or otherwise, of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(m) Except as set forth in Part 2.16(m) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(n) Except as listed on Part 2.16(n) of the Disclosure Schedule, each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A, except as would not result in a liability, whether fixed, contingent or otherwise, that is material to the Acquired Companies, taken as a whole. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

2.17 Environmental Matters.

(a) Each of the Acquired Companies is, and since the Lookback Date has been, in compliance in all material respects with, and is not subject to any liability that is material to the Acquired Companies, taken as a whole, under, any applicable Environmental Law.

(b) (i) Each of the Acquired Companies is, and since the Lookback Date, has applied for, possessed, maintained and complied in all material respects with the terms and conditions of all Environmental Permits; (ii) a true and complete list of all Environmental Permits currently held by any Acquired Company, all of which are valid and in full force and effect, is set forth in Part 2.17(b)(ii) of the Disclosure Schedule; and (iii) since the Lookback Date, there has been no action or Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing to revoke, suspend, terminate or materially modify any such Environmental Permit.

(c) There has been no Release on, under or from any properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies that would reasonably be expected to result in a liability that is material to the Acquired Companies, taken as a whole.

(d) Since the Lookback Date, or earlier for matters that have not been fully resolved, none of the Acquired Companies has received any written information request by a Governmental Body, written notice, claim, complaint, demand, action, potentially responsible party letter or, to the Knowledge of the Company, any other communication from any Person, in each case, (i) that alleges that any of the Acquired Companies is not in compliance in all material respects with, or has any liability that is material to the Acquired Companies, taken as a whole, under, any Environmental Law or with respect to Hazardous Materials or (ii) that would reasonably be expected to result in any liability that is material to the Acquired Companies, taken as a whole, under Environmental Law or with respect to Hazardous Materials.

(e) Except as would not reasonably be expected to result in any liability that is material to any Acquired Company, no Acquired Company has arranged, by contract, agreement or otherwise for the transportation, disposal or treatment of Hazardous Materials at any location.

(f) Except as would not reasonably be expected to result in any liability that is material to the Acquired Companies, taken as a whole, no Acquired Company owns or operates, and to the Knowledge of the Company, none of the following are present at, on, in or under any real property currently owned, leased or operated by any Acquired Company: (i) any underground storage tank; (ii) any dump, landfill, surface impoundment or other unit for the treatment, storage or disposal of Hazardous Materials; (iii) asbestos; (iv) polychlorinated biphenyls; (v) lead-based paint; (vi) PFAS-containing Aqueous Film Forming Foam; or (vii) toxic mold.

(g) The Acquired Companies have Made Available to Parent copies of all environmental site assessments, Environmental Permits, environmental audits and all material documents in their possession or under their reasonable control that relate to the Acquired Companies’ compliance with or any liability under any Environmental Law or the environmental condition of any real property that any of the Acquired Companies currently or formerly have owned, operated or leased.

2.18 Insurance. The Company has Made Available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies in effect as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect: (a) each of such insurance policies is in full force and effect; (b) no written notice of default or termination has been received by any Acquired Company in respect thereof; and (c) all premiums due thereon have been paid in full. Since January 1, 2022, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (i) cancellation or invalidation of any such insurance policies; (ii) refusal of any coverage or rejection of any material claim under any such insurance policies; or (iii) material adjustment in the amount of the premiums payable with respect to such any insurance policies.

2.19 Legal Proceedings; Orders.

(a) Since January 1, 2019, there has been no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Since January 1, 2019, there has been no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, alleging violations of applicable Legal Requirements relating to the Acquired Companies’ employment practices (including employment discrimination, harassment, retaliation, misclassification, wage and/or hour violations or unfair labor practices), except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. As of the date of this Agreement, there has been no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying or making illegal the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, as of the date of this Agreement, the Legal Proceedings identified in Part 2.19(a) of the Disclosure Schedule (i) have not had, individually or in the aggregate, a Material Adverse Effect and (ii) if adversely determined, would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would reasonably be expected to, individually or in the aggregate, materially impair the business or operations of the Acquired Companies, there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is or has been subject. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Companies is or has been subject to any Order that prohibits such officer or such employee from engaging in or continuing any conduct, activity or practice necessary or useful to the operations of the business of any of the Acquired Companies.

2.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote, assuming the accuracy of the representations and warranties contained in Section 3.7. The Company’s board of directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved and declared advisable this Agreement and the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock entitled to vote thereon and directed that this Agreement be submitted for adoption by the Company’s stockholders by written consent. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21 Takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties contained in Section 3.7, the Company’s board of directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to Parent, its affiliates and associates, the execution, delivery and performance of this Agreement and the Support Agreements to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. Other than the HSR Act, there are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, this Agreement, any Support Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

2.22 Vote Required. Assuming the accuracy of the representations and warranties contained in Section 3.7, the affirmative vote or written consent of the holders of shares of Company Common Stock representing (a) a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon and (b) two-thirds of the outstanding shares of Company Class B Common Stock, voting as a separate class, (collectively, the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger. Assuming the accuracy of the representations and warranties contained in Section 3.7, the Persons listed on Exhibit E hold sufficient shares of Company Common Stock to provide the Required Company Stockholder Vote. The execution and delivery to the Company of the Stockholder Written Consent, duly executed by the Persons listed on Exhibit E, will be sufficient to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DGCL, the Company’s Certificate of Incorporation and the Company Bylaws.

2.23 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Certificate of Incorporation and the Company Bylaws or any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company’s Subsidiaries;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;

(d) contravene, conflict with or result in a violation or breach of, or result in a default or penalty under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify in any material respect any right, benefit, obligation or other term of any Material Contract, except as set forth in Part 2.23(d) of the Disclosure Schedule.

(e) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the Acquired Companies (except, in the case of clauses “(b)” through “(e)”, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to be material to the Acquired Companies, taken as a whole); or

(f) result in the disclosure or delivery to any escrow holder or other Person of any Source Material, or the transfer of any material asset of the Acquired Companies to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement referred to herein or (y) the consummation of the Merger or any of the other Contemplated Transactions, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

2.24 Fairness Opinion. The Company’s board of directors has received the oral opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), financial advisor to the Company, to be subsequently confirmed by delivery of a written opinion, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than William Wang and his Affiliates) is fair, from a financial point of view, to such holders. Promptly following the receipt of such written opinion, the Company will furnish an accurate and complete copy to Parent solely for informational purposes. The Company has received the consent of J.P. Morgan to include such opinion in the Information Statement.

2.25 Advisors’ Fees. Except for J.P. Morgan, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has Made Available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of J.P. Morgan. As of the date of this Agreement, except for the fee payable to J.P. Morgan pursuant to the agreements Made Available to Parent in accordance with the preceding sentence, no premium, success fee, contingent fee or other similar payment in excess of $1,000,000 to any consultant or legal, tax, accounting, financial or other advisor will be triggered or become due or payable by any Acquired Company as a result of or in connection with the consummation of the Merger or any of the other Contemplated Transactions. No legal advisor to any Acquired Company has been or will be compensated at rates greater than such legal advisor’s standard hourly rates for services performed in connection with the Contemplated Transactions.

2.26 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.27 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in Section 3 and in the case of Fraud, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the Contemplated Transactions, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 2.27, Section 3.8 or elsewhere in this Agreement, the Company acknowledges and agrees that: (a) Parent is expressly relying and has relied upon (i) each of the representations and warranties of the Company set forth in this Section 2 and in the Closing Certificate and (ii) the absence of any Fraud by the Company or any of its Representatives acting or purporting to act on its behalf in (A) entering into this Agreement and (B) consummating the Contemplated Transactions; (b) nothing in this Section 2.27, Section 3.8 or elsewhere in this Agreement shall limit, or is intended to limit, any right or remedy of Parent with respect to any Fraud (regardless of whether or not such Fraud relates to an express representation or warranty set forth in this Section 2 or in the Closing Certificate); and (c) Parent shall have the right to exercise all rights and remedies relating to any Fraud (including, for the avoidance of doubt, any extra-contractual Fraud) committed by the Company or any of its Representatives acting or purporting to act on its behalf.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to perform their obligations under this Agreement and to consummate those of the other Contemplated Transactions that they are required to consummate, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or those of the other Contemplated Transactions that they are required to consummate will: (a) conflict with or result in any breach of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any Legal Requirement or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the HSR Act or any foreign antitrust Legal Requirement, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance by Parent or Merger Sub of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub.

3.4 Funding. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

3.5 Legal Proceedings; Orders. As of the date of this Agreement, there are no pending Legal Proceedings against Parent, Merger Sub or their Affiliates, that would reasonably be expected to prevent or materially impair the consummation of the Merger by Parent or Merger Sub. Neither Parent, Merger Sub nor any of their Affiliates are subject to any Order that would reasonably be expected to prevent or materially impair the consummation of the Merger by Parent or Merger Sub.

3.6 Disclosure. None of the information supplied by or on behalf of Parent for inclusion in the Information Statement will, at the time the Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7 Ownership. Neither Parent nor Merger Sub has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

3.8 Exclusivity of Representations and Warranties; No Reliance. Subject to the final sentence of Section 2.27, except for the representations and warranties contained in Section 2 and in the Closing Certificate, Parent and Merger Sub acknowledge that neither the Company nor any Representative of the Company makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the Pre-Closing Period, the Company shall, and shall ensure that each of the other Acquired Companies and its and their respective Representatives: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ employees, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies within the possession or control of, or reasonably accessible to the Acquired Companies, upon reasonable advance notice during normal business hours of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, in each case, as Parent may reasonably request for purposes reasonably related to the facilitation or consummation of any of the Contemplated Transactions; and (c) promptly inform Parent of the occurrence and substance of any oral or written communication received by any Acquired Company from the Federal Trade Commission or the New Jersey Attorney General relating to the Stipulated Order and use reasonable best efforts to provide Parent and Parent’s representatives with all documentation in the possession of or otherwise available to the Acquired Companies that the Acquired Companies or their Representatives acting on behalf of the Acquired Companies have produced pursuant to the Stipulated Order following the execution of this Agreement (if any). Nothing in this Section 4.1 shall require the Acquired Companies to disclose any information to Parent if such disclosure (i) would be reasonably expected to waive or result in the loss of any attorney-client or similar legal privilege applicable to such information, (ii) would be reasonably expected to contravene any applicable Legal Requirement, confidentiality agreement or confidentiality provision of any Contract to which any Acquired Company is a party (other than a confidentiality agreement referred to in Section 4.3(b)) or (iii) is reasonably pertinent to any pending Legal Proceeding between the Company, on the one hand, and Parent, on the other hand. If any Acquired Company does not provide, or cause its Representatives to provide, such access or such information in reliance on the immediately preceding sentence, then the Company shall (A) promptly (and in any event within three Business Days after Parent’s request for such access or information) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor and (B) in the event the Company withholds access pursuant to clause “(i)” or “(ii)” of the immediately preceding sentence, use reasonable best efforts to provide such access or such information in a way that would not violate such Legal Requirement, agreement, or Contract or waive such privilege. Any access to any Owned Real Property or Leased Real Property shall be subject to the Acquired Companies’ reasonable security measures and the applicable requirements of the Leases and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments, except where further investigation is specifically recommended by a Phase I environmental assessment and with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

4.2 Operation of the Company’s Business.

(a) Subject to Section 4.2(b), during the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(a) of the Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, their respective business and operations (A) in the ordinary course of business and consistent with past practices and (B) in compliance with all applicable material Legal Requirements; and (ii) the Company shall use reasonable best efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and other employees (other than for cause) or service providers and maintains its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with such Acquired Company.

(b) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not, and the Company shall ensure that the other Acquired Companies do not:

(i) declare, accrue, set aside or pay any dividend or dividend equivalent right or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock or Company Equity Awards or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than the repurchase of Company Restricted Stock in connection with the termination of employment or service of any Company Associate in accordance with the terms of the applicable restricted stock agreement);

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of, or the vesting, settlement or scheduled delivery of shares pursuant to, Company Equity Awards in accordance with their terms, in each case, outstanding as of the date of this Agreement and (2) the Company may, subject to the limitations set forth in Part 4.2(b)(ii) of the Disclosure Schedule, grant to non-officer employees of the Acquired Companies in the ordinary course of business consistent with past practices Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such Company Option, determined as of the time of the grant of such Company Option) or Company RSUs, in each case containing no vesting acceleration provisions and containing the Company’s standard vesting schedule);

(iii) except as required pursuant to the terms of any applicable Company Equity Plan, Company Equity Award or any Contract evidencing any Company Equity Award, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award, or otherwise materially modify any of the terms of any outstanding Company Equity Award;

(iv) amend its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, conversion, division, domestication, transfer, continuance, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest in, or security of, any other Entity (other than publicly traded securities acquired for ordinary course cash management purposes);

(vi) make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vi) of the Disclosure Schedule;

(vii) (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, other than (1) a Contract with a customer for the sale of Company Products on a non-exclusive basis to such customer in the ordinary course of business consistent with past practice, (2) a Contract with a supplier for the supply, manufacture, development or assembly of Company Products, or components thereof, on a non-exclusive basis from such supplier in the ordinary course of business consistent with past practice, (3) subject to the limitations set forth in Part 4.2(b)(ii) of the Disclosure Schedule, a Contract granting to a non-officer employee of the Acquired Companies in the ordinary course of business consistent with past practices Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such Company Option, determined as of the time of the grant of such Company Option) or Company RSUs, in each case containing no vesting acceleration provisions and containing the Company’s standard vesting schedule, (4) a Contract pursuant to which any Acquired Company agrees to lend money to any other Acquired Company or to incur indebtedness to, or guarantee the indebtedness of, any other Acquired Company, in each case, in the ordinary course of business consistent with past practices; (5) any Company Employee Plan or Company Employee Agreement (which are governed by the terms of Section 4.2(b)(xiii)); or (6) a Contract for the non-exclusive license of Intellectual Property or Intellectual Property rights in the ordinary course of business consistent with past practice, other than (x) licenses to Patents, or (y) any license grants by or on behalf of the Acquired Companies to any trademarks other than those of the Acquired Companies; or (B) renew, extend, amend or terminate, or waive or exercise any material right or remedy under, any Material Contract, other than (x) any Company Employee Plan or Company Employee Agreement (which are governed by the terms of Section 4.2(b)(xiii)) and (y) in the ordinary course of business consistent with past practices;

(viii) enter into or become bound by any Contract imposing any material restriction on the right or ability of any Acquired Company (A) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (B) to acquire any material product or other material asset or any service from any other Person, sell any product or other material asset to or perform any service for any other Person or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person, other than, in each case, any renewal of any Contract that was disclosed in Part 2.9(a)(ix) or 2.9(a)(x) of the Disclosure Schedule, or pursuant to a replacement of such Contract, so long as such renewal or replacement does not adversely extend, expand or modify, any of the terms contained in such Contract that an Acquired Company would otherwise be restricted from entering into or becoming bound by pursuant to this Section 4.2(b)(viii) or Section 4.2(b)(ix);

(ix) enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole, other than, in each case, any renewal of any Contract that was disclosed in Part 2.9(a)(ix) or 2.9(a)(x) of the Disclosure Schedule, or pursuant to a replacement of such Contract, so long as such renewal or replacement does not adversely extend, expand or modify, any of the terms contained in such Contract that an Acquired Company would otherwise be restricted from entering into or becoming bound by pursuant to Section 4.2(b)(viii) or this Section 4.2(b)(ix);

(x) except pursuant to any Contract in effect as of the date hereof, acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, except (A) in each case for Company Products acquired, leased, licensed, sold or disposed of by the Company in the ordinary course of business consistent with past practices and (B) non-exclusive licenses to Intellectual Property or Intellectual Property Rights in the ordinary course of business consistent with past practices;

(xi) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrance, except for (A) Permitted Encumbrances and (B) Encumbrances that do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes;

(xii) lend or advance money to any Person or incur, assume, guarantee or prepay any indebtedness for borrowed money (directly, contingently, or otherwise), except that any Acquired Company may lend money to any other Acquired Company, or incur any indebtedness to, or guarantee any indebtedness of, any other Acquired Company, in each case in the ordinary course of business consistent with past practices;

(xiii) (A) enter into any collective bargaining agreement, works council agreement or other Contract with any Labor Organization, (B) establish, adopt, enter into, amend, terminate, renew, extend or waive any material right or remedy under any Company Employee Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan or Company Employee Agreement if it was in existence on the date of this Agreement, or (C) except as required by the terms of a Company Employee Plan, Company Employee Agreement or applicable Legal Requirements, pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing, severance, change-in-control, retention or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or other employees;

(xiv) (A) hire or terminate (other than for cause) (1) any employee that is not an engineer at the level of senior director or above or with an annual base salary in excess of $200,000 or (2) any employee that is an engineer at the level of senior director or above or with an annual base salary in excess of $250,000; (B) enter into or renew the employment and/or engagement of any employee or Contract Worker who, to the knowledge of the Company, resides and/or performs services in any of the Specified Countries; (C) promote any employee to the level of director or above, except in order to fill a position vacated after the date of this Agreement; or (D) engage any new Contract Worker for a period exceeding 30 days except for renewals or replacements of an engagement of a Contract Worker that performs services in the U.S. in effect as of the date of this Agreement on substantially similar terms;

(xv) (A) change in any material respect (1) any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (2) any of its methods of accounting or accounting practices, including with respect to Taxes; (B) engage in any “channel stuffing” or other similar sales method designed to encourage accelerated purchases of Company Products by any reseller, distributor or other channel partner in excess of demand in a particular quarter with the intent to increase the Acquired Companies’ consolidated revenues; or (C) write down any of its material assets by an amount in excess of $1,000,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

(xvi) (A) adopt any method of Tax accounting or make any material Tax election (or allow any material Tax election previously made to expire) that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to the Closing; (B) prepare or file any income or other material Tax Return or amended income or other material Tax Return inconsistent with past practices; (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to Taxes (except for an agreement (i) solely between the Acquired Companies, (ii) that will terminate as of Closing, or (iii) entered into in the ordinary course of business not primarily related to the allocation or sharing of Taxes); (D) request any ruling, closing agreement or similar guidance with respect to Taxes from a Governmental Body; or (E) enter into any power of attorney with respect to Taxes that will not terminate as of or before the Closing Date;

(xvii) commence or settle any Legal Proceeding, except (A) with respect to routine collection matters in the ordinary course of business consistent with past practices and (B) settlement in the ordinary course of business solely for the payment of monetary damages by the Company of $200,000 or less individually or $1,000,000 or less in the aggregate;

(xviii) waive, relinquish, abandon, forfeit, permit to lapse, terminate or cancel any material right (including any Intellectual Property Right) or take any action or fail to take any action if the taking of or failure to take such action will, or could reasonably be expected to, result in any of the foregoing, other than, in each case, immaterial Intellectual Property Rights the Acquired Companies have decided to abandon or let lapse in their reasonable business judgment;

(xix) enter into or amend any Contract relating to any Company Associate or make any payment to any Company Associate other than as contemplated by any existing Contract or Company Employee Agreement or as required by an existing Company Employee Plan, in each case, Made Available to Parent prior to the date of this Agreement that, considered individually or collectively with any other such Contracts or payments, will or could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);

(xx) convene any special meeting of the Company’s stockholders;

(xxi) other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material withholding or income Taxes will, or could reasonably be expected to be incurred in connection with such repatriation;

(xxii) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xxiii) cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

(xxiv) authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xxiii)” of this Section 4.2(b).

If the Company expects to rely on clause “(w)” of this Section 4.2(b) in order to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then, to the extent permitted by applicable Legal Requirements, at least three Business Days before such action is taken, the Company shall deliver a written notice to Parent via email (to the email addresses set forth on Part 4.2(b) of the Disclosure Schedule) stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action. If the Company expects to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then the Company may deliver a written notice to Parent via email (to the email addresses set forth on Part 4.2(b) of the Disclosure Schedule) stating that the Company intends to take such action, and Parent shall use reasonable best efforts to respond (affirmatively or negatively) to such request within five Business Days. Any of the individuals set forth on Part 4.2(b) of the Disclosure Schedule may grant consent on behalf of Parent.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing upon becoming aware of any event, condition, fact or circumstance that occurred, arose, existed or came into effect on or prior to the date of this Agreement or that occurs, arises, exists or comes into effect following the date of this Agreement and that would reasonably be expected to cause of any of the conditions set forth in Section 6 to not be satisfied as if the Closing Date were the date that such event, condition, fact or circumstance occurred, arose, existed or came into effect. Without limiting the generality of the foregoing, the Company shall, as promptly as reasonably practicable, advise Parent in writing upon becoming aware of any Legal Proceeding or claim threatened (in writing), commenced or asserted against any of the Acquired Companies, in each case that is material to the Acquired Companies, taken as a whole. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement. Notwithstanding anything to the contrary in this Agreement, a breach (other than a knowing and intentional breach) of the obligations of the Acquired Companies under this Section 4.2(c) may not be asserted by Parent or Merger Sub as the basis, in and of itself, for the condition set forth in Section 6.2 not being satisfied or for terminating this Agreement pursuant to Section 8.1(f)(ii).

(d) During the Pre-Closing Period, the Company shall take such actions described in Part 4.2(d) of the Disclosure Schedule.

4.3 No Solicitation.

(a) The Company shall not (and shall not publicly propose to), and shall ensure that the other Acquired Companies, and each of the directors, executive officers and financial advisors of the Company, do not (and do not publicly propose to), and shall not authorize or knowingly permit any other Representative of an Acquired Company to, in each case, directly or indirectly: (i) solicit, knowingly encourage or knowingly facilitate the initiation, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract constituting or relating to, or that contemplates, or is intended or would reasonably be expected to result in, an Acquisition Transaction.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to but not after the Subsequent Time, and notwithstanding the execution and delivery to the Company of the Effective Stockholder Written Consent in accordance with Section 5.1, the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company after the date of this Agreement and prior to the Subsequent Time by such Person (and not withdrawn), but only if: (i) none of the Acquired Companies shall have breached (or be deemed to have breached pursuant to Section 4.3(j)) any of the provisions set forth in Section 4.3 in relation to such Acquisition Proposal in a manner that resulted, directly or indirectly, in such Acquisition Proposal having been submitted; (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Offer; (iii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable

Delaware law; (iv) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Companies, and (2) other provisions no less favorable in any material respect to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent that such non-public information has not been previously furnished by the Company to Parent).

(c) If the Company, any other Acquired Company or any director, executive officer or financial advisor of the Company, or, to the Knowledge of the Company (which, for this purpose, will be deemed to solely include each member of the Company’s board of directors and the Company’s executive officers), any other Representative of any Acquired Company, receives an Acquisition Proposal or an Acquisition Inquiry at any time prior to the Effective Time then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry): (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including, subject to the any confidentiality obligations existing as of the date of this Agreement, the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof); and (ii) provide Parent with copies of all material documents and material written communications received by any Acquired Company or any Representative of any Acquired Company setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(d) The Company shall, and shall cause each of the other Acquired Companies, and each of the directors, executive officers and financial advisors of the Company to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any other Representative of any Acquired Company to continue, any existing solicitation or encouragement of, or discussions or negotiations with, any Person (other than Parent) relating to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that, prior to the Subsequent Time, the Company may release a Person from, or amend or waive any provision of, or decline to enforce, any “standstill” agreement or provision if: (A) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision, or the enforcement of such agreement or provision, would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (B) the Company provides Parent with written notice of the Company’s intent to take such action prior to communicating such action to such Person.

(f) Promptly after the date of this Agreement, the Company shall (i) request each Person that has executed a confidentiality or similar agreement in the two years preceding the date of this Agreement in connection with such Person’s consideration of making a possible Acquisition Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies and (ii) terminate any third Person’s access to any physical or electronic data room relating to or set up in response to any possible Acquisition Proposal or Acquisition Inquiry.

(g) Subject to Section 4.4, the Company shall ensure that neither the Company’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation prior to the delivery to the Company of the Effective Stockholder Written Consent; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar document or any Contract constituting or relating to, or that contemplates or is intended or would reasonably be expected to result in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b); or (iv) agree or publicly propose to, or permit any Acquired Company or any director or executive officer of the Company to, or authorize or knowingly permit any other Representative of any Acquired Company to, agree or publicly propose to, take any of the actions referred to in this Section 4.3(g) (each of the foregoing actions, a “Company Board Recommendation Change”).

(h) Nothing in this Agreement will prohibit the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company’s board of directors (or a committee thereof) to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) making any disclosure that the Company’s board of directors (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Legal Requirements; or (iv) making a factually accurate public statement by the Company or the Company’s board of directors (or a committee thereof) that (A) describes the Company’s receipt of an applicable Acquisition Proposal; (B) identifies the Person or group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto; provided, however, that any such disclosure prior to the delivery to the Company of the Effective Stockholder Written Consent (other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act) shall be deemed to be a withdrawal or modification of the Company Board Recommendation unless the Company’s board of directors expressly reaffirms the Company Board Recommendation in such disclosure and expressly rejects any applicable Acquisition Proposal; provided, further, that this Section 4.3(h) shall not permit (1) the Company to take any actions contemplated by Section 4.3 other than in compliance with Section 4.3 and Section 4.4 or (2) a Company Board Recommendation Change, or a termination of the Agreement in accordance with Section 8.1(i), other than in compliance with Section 4.3(g) and Section 4.4.

(i) The Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

(j) The Company acknowledges and agrees that if (i) any Acquired Company, or any director, executive officer or financial advisor of the Company, takes any action, (ii) the Company authorizes or knowingly permits any other Representatives of an Acquired Company to take any action or (iii) the Company is made aware of an action by one of such other Representatives of any of the Acquired Companies, and the Company does not subsequently use its reasonable best efforts to prohibit or terminate such action and, in the case of each of clauses “(i)”, “(ii)” or “(iii)”, such action, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3, then such action shall be deemed to constitute a breach of such provision by the Company.

4.4 Company Board Recommendation; Superior Offer; Change in Circumstances.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) at any time prior to delivery to the Company of the Effective Stockholder Written Consent, the Company’s board of directors may withdraw or modify the Company Board Recommendation and (ii) at any time prior to the Subsequent Time, the Company’s board of directors may cause the Company to terminate this Agreement in accordance with Section 8.1(i) and, concurrently with such termination, cause the Company to enter into an Alternative Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(i), if, in each case: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) none of the Acquired Companies shall have breached (or be deemed to have breached pursuant to Section 4.3(j)) any of the provisions set forth in Section 4.3 in a manner that resulted, directly or indirectly, in such Acquisition Proposal having been submitted; (C) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, as applicable, would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (E) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation or terminating this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, as applicable, the Company’s board of directors delivers to Parent a written notice (a “Specified Notice”) (1) stating that the Company has received a Superior

Offer and that none of the Acquired Companies has breached (or is deemed to have breached pursuant to Section 4.3(j)) any of the provisions set forth in Section 4.3 in a manner that resulted, directly or indirectly, in such Superior Offer having been submitted, (2) stating that the Company’s board of directors intends to withdraw or modify the Company Board Recommendation (and, if applicable, describing any intended modification of the Company Board Recommendation) or terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, as applicable, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer and (4) attaching copies of the most current draft of any written Contract relating to such Superior Offer and all other material documents and material written communications relating to such Superior Offer; (F) throughout such four Business Day period, the Company’s board of directors has not withdrawn or modified the Company Board Recommendation and the Company has not terminated this Agreement pursuant to Section 8.1(i); (G) throughout such four Business Day period, the Company and its Representatives engage (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, as applicable, would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law; and (H) at the time of withdrawal or modification of the Company Board Recommendation or the termination of this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, as applicable, the Company’s board of directors again determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(i) in order to accept such Superior Offer, as applicable, would reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement offered in writing by Parent as a result of the negotiations required by clause “(G)” above or otherwise. For purposes of this Section 4.4(a), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Specified Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to this sentence shall be two Business Days rather than four Business Days. For the avoidance of doubt, the parties agree that (x) the determination by the Company’s board of directors that an Acquisition Proposal constitutes a Superior Offer, (y) the determination by the Company’s board of directors to so deliver a Specified Notice, and the delivery by the Company of such Specified Notice and (z) the determination and authorization by the Company’s board to terminate this Agreement in order accept a Superior Offer or to enter into an Alternative Acquisition Agreement, and all other actions by the Company’s board of directors in connection with any of the foregoing, in each case in compliance with clause “(ii)” of the foregoing sentence, shall not, in and of itself, constitute a change, withdrawal or modification of the Company Board Recommendation or otherwise give rise to a Triggering Event for purposes of this Agreement.

(b) Notwithstanding anything to the contrary contained in Section 4.3(g), at any time prior to delivery to the Company of the Effective Stockholder Written Consent, the Company’s board of directors may withdraw or modify the Company Board Recommendation if: (i) there shall arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) (but does not relate to any Acquisition Proposal) that was not known by the Company’s board of directors, and could not reasonably be expected to have been known or foreseen, by the Company’s board of directors on the date of this Agreement (or if known, the consequences of which were not known, and could not reasonably be expected to have been known or foreseen, by the Company’s board of directors as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to the Company’s board of directors prior to delivery to the Company of the Effective Stockholder Written Consent and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Change in Circumstances”); (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iii) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (A) stating that a Change in Circumstances has arisen, (B) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and (C) containing a reasonably detailed description of such Change in Circumstances and, if applicable, describing any intended modification of the Company Board Recommendation (it being understood that neither the delivery of such notice nor the determination to so deliver such notice, in each case, in accordance with the terms of this Section 4.4(b), shall, in and of itself, constitute a change or modification of the Company Board Recommendation or otherwise give rise to a Triggering Event); (iv) throughout such four Business Day period, the Company and its Representatives engage (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; and (v) at the time of withdrawing or modifying the Company Board Recommendation, the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement offered by Parent as a result of the negotiations required by clause “(iv)” above or otherwise.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Stockholder Written Consent; Preparation of Information Statement.

(a) Prior to or immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of Stockholder Written Consent attached hereto as Exhibit C (the “Stockholder Written Consent”) to those of the Company’s stockholders listed on Exhibit D. If the Stockholder Written Consent is duly executed by the Company’s stockholders holding shares of Company Common Stock representing the Required Company Stockholder Vote and is delivered to the Company in accordance with Section 228 of the DGCL, the Company’s Certificate of Incorporation and Section 2.10 of the Amended and Restated Bylaws of the Company (the “Company Bylaws”) (such duly executed and delivered Stockholder Written Consent, the “Effective Stockholder Written Consent”), then, as promptly as practicable thereafter, the Company shall deliver to Parent a copy of the Effective Stockholder Written Consent.

(b) As promptly as practicable following the date of this Agreement, but in any event not later than 10 Business Days after the date of this Agreement, if practicable, the Company shall prepare and cause to be filed with the SEC an information statement of the type contemplated by Rule 14c–2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto (and to review and comment on any comments of the SEC or its staff on the Information Statement or any amendment or supplement thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall use reasonable best efforts to cause the Information Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Information Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. Promptly after the earlier to occur of (x) confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement, or (y) 10 calendar days from the date of filing of the preliminary Information Statement with the SEC (or, if the preliminary Information Statement is filed with the SEC after 5:30 p.m. (New York time) on a specific date, from the immediately subsequent Business Day after such date), in the event the Company has not received notice from the SEC of its intent to review the Information Statement, the Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c–2 promulgated under the Exchange Act and mail a copy of the Information Statement to the Company’s stockholders of record as of the applicable record date(s) for determining the stockholders entitled to receive the notices pursuant to Section 228(e) and Section 262 of the DGCL contained in the Information Statement. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, in each case, that should be disclosed in an amendment or supplement to the Information Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

5.2 Treatment of Company Options and Company Restricted Stock Units.

(a) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each In the Money Option that is vested as of immediately prior to the Effective Time after giving effect to any acceleration resulting from or in connection with the Merger (each, a “Cash-Out Option”) shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Cash-Out Option multiplied by (ii) the excess of (A) the Price Per Share over (B) the per share exercise price for the Company Common Stock subject to such Cash-Out Option. Following the Effective Time, any such canceled Cash-Out Option shall entitle the former holder of such Cash-Out Option only to the payment described in this Section 5.2(a), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time.

(b) At the Effective Time and without any action on the part of Parent, the Company or any other Person, each Out of the Money Option and each In the Money Option that is unvested (each a “Cancelled Option”) shall be canceled and extinguished for no consideration.

(c) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each award of Company RSUs that is outstanding and unvested immediately prior to the Effective Time after giving effect to any acceleration resulting from or in connection with the Merger as required by the terms of a Company Employee Plan (each, a “Cancelled RSU Award”) shall be canceled and extinguished for no consideration.

(d) At the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU that is outstanding and vested (and with respect to which shares of Company Common Stock have not yet been issued) immediately prior to the Effective Time after giving effect to any acceleration resulting from or in connection with the Merger as required by the terms of a Company Employee Plan, shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the Price Per Share, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU. Following the Effective Time, any such canceled Company RSU shall entitle the former holder of such Company RSU only to the payment described in this Section 5.2(d), which shall be made by the Surviving Corporation within 10 Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code.

(e) Effective immediately prior to the Effective Time, each Director Option and each Director RSU that is then outstanding and unvested shall be vested in full.

(f) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary within its respective power and authority to effectuate the provisions set forth in this Section 5.2; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time.

5.3 Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (x) no new offering period (or similar period during which shares may be purchased) shall commence under the ESPP following the date of this Agreement; (y) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of this Agreement; and (z) no new participants may commence participation in the ESPP following the date of this Agreement. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (i) cause any offering period (or similar period during which shares may be purchased) in progress under the ESPP as of the date of this Agreement to be the final offering period under the ESPP and to be terminated no later than five Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP (as amended pursuant to this Section 5.3), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Price Per Share in accordance with Section 1.5, subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 5.3), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

5.4 Payoff Letters. The Company shall use its reasonable best efforts (a) to deliver all notices and take all other reasonable and customary actions necessary to effect at Closing the payoff, discharge and termination of all outstanding obligations under the Existing Credit Facility and (b) in connection with such payoff, discharge and termination of such indebtedness to obtain a customary payoff letter and instruments of discharge to be delivered at, and effective at, the Closing, which payoff letter and instruments of discharge will evidence the payoff, discharge and termination in full (and, to the extent of any existing letters of credit, at Parent’s option, cash collateralization, “grandfathering” of letters of credit or issuance of a “back-to-back” letter of credit in respect thereof) on the Closing Date of all amounts payable under the Existing Credit Facility and the release of all guarantees and liens and pledges of collateral securing such Existing Credit Facility (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness).

5.5 Employee Benefits.

(a) As of the Effective Time, Parent shall (or shall cause its applicable Subsidiary or Subsidiaries to) employ the employees of the Acquired Companies who are employed as of immediately prior to the Effective Time. Notwithstanding the foregoing, Parent shall provide the Company a list no later than 10 Business Days prior to the Effective Time identifying the non-U.S. Contract Workers that the Company shall use reasonable best efforts to terminate immediately prior to the Effective Time (the “Terminated Workers”) and the Company shall use reasonable best efforts to: (i) pay all amounts due to such Terminated Worker, including all outstanding, accrued fees; and (ii) provide all notices to such Terminated Workers as required by and in accordance with all applicable Contracts and/or Legal Requirements. Effective as of the day following the Effective Time, Continuing Employees located in the U.S. shall be eligible to participate in health and welfare benefit plans of the Parent or any Affiliate of Parent (each, a “Parent Plan”), and a plan of Parent or an Affiliate of Parent that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Parent 401(k) Plan”), subject in each case to the terms and conditions of such plans and except as otherwise provided in Section 5.5(b). Except as may be agreed with individual Continuing Employees, the total target annual compensation payable or to be granted to a Continuing Employee during the one year period following the Effective Time (including, for the purpose of comparability, the grant date target value of any new Parent retention or annual incentives, including stock-based incentives granted during the year (but excluding for the avoidance of doubt any Parent RSU Awards), total annual cash compensation and the value of any promised cash incentives) (together, the “Total Target Parent Compensation”), shall not be less than the total of such Continuing Employee’s base salary or annualized wages and target bonus opportunity, with respect to the 12 months prior to the date of this Agreement (in the amounts Made Available to Parent). Parent shall (or shall cause its applicable Subsidiary or Subsidiaries to) provide severance benefits to Continuing Employees upon termination in accordance with the applicable Parent Plans in effect as of the Closing and as may be amended for Parent’s employees generally from time to time.

(b) To the extent that a Parent Plan or Parent 401(k) Plan is made available to any Continuing Employee in accordance with Section 5.5(a) of this Agreement, each Continuing Employee shall be granted credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits under the Parent Plan and Parent 401(k) Plan, where length of service is relevant, subject in each case to the terms and conditions of such plans (including for purposes of vacation or paid time off accrual and severance pay entitlement (if any)); provided, however, that such service need not be credited: (i) to the extent that it would result in duplication of coverage or benefits; or (ii) if any Continuing Employee does not enroll in a plan or benefit during the enrollment period provided by Parent immediately following the Effective Time. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate in any Parent Plan and Parent 401(k) Plan, and all waiting periods, pre-existing condition exclusions, evidence of insurability requirements up to the basic amount, and actively-at-work or similar requirements shall be waived for each Continuing Employee and his or her covered dependents who enroll during the enrollment period provided by Parent immediately following the Effective Time, subject in each case to the terms and conditions of such plans. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall either be credited or paid out to such Continuing Employee following the Effective Time.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 5.5 or elsewhere in this Agreement shall: (i) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent or the Surviving Corporation; (ii) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time. Except for Indemnified Persons to the extent of their rights pursuant to Section 5.6, no Company Associate shall be deemed to be a third-party beneficiary of this Agreement. Nothing in this Section 5.5 shall limit the effect of Section 9.7.

(d) The Company shall (i) take (or cause to be taken) all actions necessary or appropriate to terminate (or if the Company or another Acquired Company is not the sponsor, terminate participation in), effective no later than the day prior to the Closing Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”) and (ii) terminate (or if the Company or another Acquired Company is not the sponsor, terminate participation in), effective as of the Closing Date, any other Company Employee Plan listed on Part 5.5(d) of the Disclosure Schedule. The Company shall deliver to Parent, prior to the Closing Date, evidence reasonably satisfactory to Parent that the Company’s board of directors has validly adopted resolutions to terminate (or terminate participation in, as applicable): (i) any Company 401(k) Plan; and (ii) to the extent within the power and authority of the Company’s board of directors, all other Company Employee Plans required to be terminated pursuant to this Section 5.5(d), as applicable (the form and substance of such resolutions shall be subject to review and approval of Parent, drafts of which shall be delivered to Parent at least three days before their adoption by the Company), effective in the case of any Company 401(k) Plan no later than the date immediately preceding the Closing Date and effective in the case of all other Company Employee Plans required to be terminated pursuant to this Section 5.5(d) on the Closing Date and provided that such terminations may be made contingent upon the Closing. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.5(d) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three Business Days prior to the Closing Date.

(e) On or as soon as administratively practicable following the Closing Date, except as provided on Part 5.5(e) of the Disclosure Schedule, Parent shall grant to each Continuing Employee who held a Cancelled Option or Cancelled RSU Award (in either case, a “Cancelled Award”) an award of Parent restricted stock units under Parent’s Stock Incentive Plan of 2015 and the standard form of restricted stock unit agreement thereunder (a “Parent RSU Award”) that has a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) equal to the Parent RSU Award Value. Except as agreed between Parent and any Continuing Employee, each Parent RSU Award shall have the same vesting schedule as the Cancelled Award, except that the regular time-based vesting of each tranche of a Parent RSU Award shall occur on a Parent monthly vesting date in the same month in which the corresponding tranche of the corresponding Cancelled Award would have vested under the regular time-based vesting schedule that applied to such tranche, subject to the Continuing Employee’s continued service with Parent or any of its Subsidiaries (including the Surviving Corporation). “Parent RSU Award Value” shall mean the product of (x) the total number of shares of Company Common Stock subject to the corresponding Cancelled Award multiplied by (y) the excess of (A) the Price Per Share over (B) the per share exercise price for the Company Common Stock subject to such Cancelled Award (if any).

(f) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall ensure that any such material Legal Requirements are complied with and consult with Parent prior to delivering any such notification or consultation. Prior to the Effective Time, the Company shall not, and shall ensure that none of the other Acquired Companies shall, communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Contemplated Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.5, without the prior written approval of Parent, which shall not be unreasonably withheld, conditioned or delayed.

5.6 Indemnification of Officers and Directors.

(a) For a period of six years from the date on which the Merger becomes effective, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to), honor and fulfill, in all respects, all rights to indemnification by the Acquired Companies existing as of the date of this Agreement in favor of those Persons who are directors or officers of any Acquired Company (the “Indemnified Persons”) for their acts or omissions in their capacity as directors or officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation or bylaws (or similar organizational documents), as in effect as of the date of this Agreement, and as provided in those indemnification agreements between an Acquired Company and such Indemnified Persons in their capacities as directors or officers of any Acquired Company (as in effect as of the date of this Agreement) that are either (i) Made Available to Parent, or (ii) in the form of the indemnification agreement filed by the Company with the SEC prior to the date of this Agreement, in each case, to the extent such rights to indemnification are available under and consistent with applicable Delaware law.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts or omissions as directors or officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”); provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay premiums for the Existing D&O Policy (or for any substitute policies) in excess of 250% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy (the “Maximum Premium”). If the annual premiums of such insurance coverage exceed the Maximum Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Parent and the Surviving Corporation or, prior to the Effective Time, the Company shall have the right to purchase a “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable, in the aggregate, than the terms and conditions of the Existing D&O Policy; provided, however, that neither Parent nor the Surviving Corporation shall be obligated to, and the Company shall not (without the prior written consent of Parent), expend an amount for such “tail” policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.6(b).

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the obligations set forth in this Section 5.6 may not be terminated, or amended or otherwise modified in any manner that adversely affects the rights of any Indemnified Person hereunder, without the prior written consent of such adversely affected Indemnified Person or heir or representative thereof. The provisions of this Section 5.6 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.6 from and after the Effective Time. The rights of each Indemnified Person pursuant to this Section 5.6 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company’s Certificate of Incorporation and Company Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries that are either (A) Made Available to Parent, or (B) in the form of the indemnification agreement filed by the Company with the SEC as of the date of this Agreement; or (iv) applicable Legal Requirements.

5.7 Regulatory Approvals and Related Matters.

(a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (i) promptly (and in no event more than five Business Days) after the date of this Agreement, prepare and file the notifications required under the HSR Act; and (ii) respond as promptly as practicable to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general or other Governmental Body in connection with Consents under the Antitrust Law deemed applicable by the Governmental Body. Without limiting the generality of the foregoing, the Company will file a compliance notice no later than 14 days after the execution and delivery of this Agreement and in accordance with Section IX B and IX.D-F of the Stipulated Order.

(b) Parent and the Company each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.7(a). Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Agreement, Parent shall control the strategy of the parties with respect to seeking any Consents of any Governmental Body with respect to the Merger. Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the immediately preceding sentence, each of Parent and the Company shall: (i) consult with the other in good faith prior to taking a position with respect to any filing or submission required by Section 5.7(a); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any filing or submission required by Section 5.7(a) or any antitrust-related Legal Proceeding related to the Merger or the Contemplated Transactions; (iii) coordinate with the other in preparing and exchanging such information; and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body in connection with any filing or submission required by Section 5.7(a). Notwithstanding the foregoing, each of Parent and the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.7(b), materials provided pursuant to this Section 5.7(b) may be redacted (i) to remove references concerning the valuation of the Company and the Merger and the other Contemplated Transactions, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns. Parent and Merger Sub shall consult with the Company and consider its views in good faith with respect to any decision by Parent to (A) “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other applicable antitrust Legal Requirement, as the case may be; and (B) enter into any voluntary agreement pursuant to which Parent will delay consummating the Merger (a “Timing Agreement”); provided, however, that, for the avoidance of doubt, the decision to take the actions described in clauses “(A)” and “(B)” of this Section 5.7(b) may be made in the sole discretion of Parent following such consultation and consideration; provided, further, that neither Parent nor Merger Sub shall enter into a Timing Agreement pursuant to which Parent or Merger Sub would be prevented from consummating the Merger prior to the End Date (as it has been extended, if applicable) unless the Company shall have consented in writing to entering into and signing such Timing Agreement (which consent shall not be unreasonably withheld, conditioned or delayed). The Company will not (A) “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other applicable antitrust Legal Requirement, as the case may be; or (B) discuss or negotiate with any Governmental Body or enter into any Timing Agreement, unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) Knowledge of the commencement or threat of commencement of any Legal Proceeding by any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other party reasonably informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement. Each of Parent, the Company, and their respective Representatives shall not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Body in respect of the Merger without giving the other parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Body, the opportunity to attend or participate.

(d) Subject to Section 5.7(e), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis. Without limiting the generality of the foregoing, but subject to Section 5.7(e), each party to this Agreement shall use reasonable best efforts to: (i) give all notices (if any) required to be made, given or provided by such party necessary to consummate the Merger; and (ii) obtain each Consent (if any) or cause the expiration or termination of the applicable waiting periods, in each case, required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such party in connection with the Merger or any of the other Contemplated Transactions. Parent and the Company shall consult with each other with respect to all of the matters contemplated by clauses “(i)” and “(ii)” of this Section 5.7(d), and will keep the other apprised of the status of matters relating to the consummation of the Contemplated Transactions. At the request of Parent, the Company shall (A) divest, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies, provided that any such action is conditioned upon the consummation of the Merger and (B) use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent of any Person with respect to the Merger pursuant to this Section 5.7(d), none of the Acquired Companies, and their Affiliates on the one hand, nor Parent nor any of its Affiliates, on the other hand, shall be required to (i) make any material payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments), or (ii) incur any liability or other obligation, that, in each case, is not conditioned upon the Closing.

(e) Notwithstanding anything to the contrary contained in Section 5.7(d) or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to, and none of the Acquired Companies shall, except with the prior written consent of Parent, agree to: (a) (i) propose, negotiate with any Governmental Body, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license (or similar arrangement) of, or limit Parent’s freedom of action with respect to, any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies; (ii) amend or modify any of Parent’s or Merger Sub’s rights or obligations under this Agreement; or (iii) restructure or commit to restructure any of the Contemplated Transactions; or (b) commence or contest, or cause any of its Subsidiaries or Affiliates to commence or contest, any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions; provided, however, that at the Company’s reasonable request, Parent shall use reasonable best efforts to reasonably assist the Company in its efforts to resist any attempt to adversely modify the Stipulated Order by attending meetings and providing information that is in its possession and control as may be reasonably requested from the Federal Trade Commission or the New Jersey Attorney General so long as such adverse modifications arise or result from the Merger, except that nothing in this proviso to this clause “(b)” shall require Parent to (i) take any of the actions referred to in clause “(a)” of this sentence or (ii) provide any information if the disclosure of such information would reasonably be expected to (A) waive or result in the loss of any attorney-client or similar legal privilege applicable to such information or (B) contravene any applicable Legal Requirement, confidentiality agreement or confidentiality provision of any Contract to which Parent or any of its Affiliates is a party. Notwithstanding clause “(b)” of the immediately preceding sentence, but subject to clause “(a)” of the immediately preceding sentence and the other provisions in this Agreement (including the covenants and obligations of the Company set forth in Section 4.2), the Company shall be permitted to take reasonable steps to lift, resist or avoid (x) a Merger-Related Regulatory Challenge that has either been commenced, brought or filed by a Specified Governmental Body, or that a Specified Governmental Body has asserted an intention to commence, bring or file or (y) any adverse modification of the Stipulated Order; provided, however, that (1) the Company shall consult with and reasonably collaborate with Parent prior to taking any such steps, and permit Parent to reasonably participate in such efforts and (2) the Company shall not propose, proffer or agree to (I) any of the matters set forth in clauses “(i)” through “(v)” of the definition of Merger-Related Regulatory Challenge, (II) any adverse modification of the Stipulated Order, (III) any agreement or arrangement that purports to be binding upon Parent or any of its Affiliates (including the Acquired Companies following the Effective Time) in any way or (IV) take any of the actions referred to in clause “(a)” of the immediately preceding sentence, in the case of each of clauses “(I)” through “(IV)”, in connection with the consummation of the Merger or otherwise.

5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, neither the Company nor Parent shall, and shall not permit any of its respective Representatives to, make any disclosure to the public or otherwise (and, in the case of the Company, to any Company Associates) regarding the Merger or any of the other Contemplated Transactions unless:

(a) the other party shall have approved such disclosure; or (b) such party shall have been advised by its outside legal counsel that such disclosure is required by applicable Legal Requirements or the rules of the New York Stock Exchange and shall have provided the other party with reasonable advance notice of its intention to make such disclosure and the content of such disclosure. Notwithstanding the foregoing provisions of this Section 5.8, but subject to the other provisions of this Agreement (including Section 4.3): (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) (A) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party), or (B) employee communications plans that have been mutually agreed by the parties; (ii) Parent or the Company may, without the prior consent of the other party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement or the rules of the New York Stock Exchange if it first notifies and consults with the other party prior to issuing any such press release or making any such public announcement or statement; (iii) the Company may, without prior consent or consultation, make public disclosures (x) announcing any withdrawal or modification of the Company Board Recommendation made in accordance with Section 4.4 or (y) to the extent permitted by Section 4.3(h); and (iv) each of Parent and the Company may, without such consultation or consent, make public disclosures that do not otherwise breach or contravene any other provision of this Agreement with respect to any dispute or Legal Proceeding among the parties or their respective Affiliates related to the Contemplated Transactions.

5.9 Resignation of Officers and Directors. The Company shall use reasonable best efforts to obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Company).

5.10 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements to enable the de-listing by the Surviving Corporation of the Company Class A Common Stock from the New York Stock Exchange and the deregistration of the Company Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Equity Awards in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.12 Stockholder Litigation. The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity to participate in (but not control) the defense and settlement of, any Legal Proceeding asserted by an actual or purported stockholder (or actual or purported beneficial owner of Company Common Stock) of the Company against the Company and/or any of its directors or officers or otherwise asserted by or on behalf of the Company (including any asserted derivative Legal Proceeding) relating to this Agreement, the Merger or any of the other Contemplated Transactions. Notwithstanding anything to the contrary in Section 9.8, the notice contemplated by the prior sentence will be deemed duly made when sent to Parent’s counsel via email in accordance with Section 9.8. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.13 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to Parent, any of its affiliates or associates, this Agreement, the Support Agreements the Merger or any of the other Contemplated Transactions, Parent, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on Parent, its affiliates and associates, this Agreement, the Support Agreements, the Merger and the other Contemplated Transactions.

5.14 Title Commitments; Surveys.

(a) Parent shall have the right to order, at its sole cost and expense, a title commitment for the Owned Real Property (each, a “Commitment”) from a title insurance company selected by Parent sufficient in form to allow Parent to obtain, at Parent’s sole cost and expense, an owner’s title insurance policy (the “Title Insurance Policies”) insuring the fee simple interest in the Owned Real Property. The Acquired Companies agree to reasonably cooperate with the requirements of the title company in connection with the issuance of the final Title Insurance Policies, provided that such requirements do not impose any material cost or liability on the Acquired Companies.

(b) In addition, Parent shall have the right to order a survey for the Owned Real Property (the “Surveys”), at its sole cost and expense and the surveyors shall be entitled to access the Owned Real Property for such purpose, subject to the provisions of Section 4.1.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent, on behalf of itself and Merger Sub), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than as provided in Section 6.1(b) and Section 6.1(c), shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the

Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the representations and warranties of the Company contained in Sections 2.3(d), 2.3(g), 2.3(h), 2.3(i), 2.8(q)(i), 2.20, 2.21, 2.22, 2.24 and 2.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c) The representations and warranties contained in Sections 2.5(a), 2.8(q)(ii), 2.8(q)(iii) and 2.8(q)(iv) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date.

(d) Each of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(c) and 2.3(f) shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that, considered collectively and in the aggregate, are de minimis in nature and amount will be disregarded; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote. The Information Statement shall have been mailed to the Company’s stockholders of record as of the applicable record date(s) for determining the stockholders entitled to receive the notices pursuant to Section 228(e) and Section 262 of the DGCL contained in the Information Statement and at least 20 calendar days shall have elapsed from the date of completion of such mailing.

6.4 Closing Certificate. Parent shall have received a certificate (the “Closing Certificate”) executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.8 have been duly satisfied.

6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

6.6 Regulatory Matters. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any Timing Agreement.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that remains in effect and that has the effect of preventing the consummation of the Merger.

6.8 No Governmental Litigation. No Specified Governmental Body shall have (a) commenced, brought or filed any Merger-Related Regulatory Challenge that remains pending or (b) overtly asserted an intention to commence, bring or file any Merger-Related Regulatory Challenge (other than as may have been overtly retracted or overruled).

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except where the failure of the representations and warranties of Parent and Merger Sub to be accurate (considered collectively) would not reasonably be expected to prevent the consummation of, or materially impair the ability of Parent and Merger Sub to consummate, the Merger.

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote. The Information Statement shall have been mailed to the Company’s stockholders of record as of the applicable record date(s) for determining the stockholders entitled to receive the notices pursuant to Section 228(e) and Section 262 of the DGCL contained in the Information Statement and at least 20 calendar days shall have elapsed from the date of completion of such mailing.

7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 Regulatory Matters. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any Timing Agreement.

7.6 No Restraints No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that remains in effect and that has the effect of preventing the consummation of the Merger by the Company.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote or delivery of the Stockholder Written Consent) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (Central time) on February 19, 2025 (as it may be extended pursuant to this Section 8.1, the “End Date”), except, that (i) if as of 11:59 p.m. (Central time) on February 19, 2025: (A) the conditions set forth in Sections 6.6 and 7.5 have not been satisfied or waived; (B) the conditions set forth in Sections 6.7 and 7.6 have not been satisfied as a result of an Order under Antitrust Laws or any Legal Requirement that is an Antitrust Law and have not been waived; (C) the condition set forth in Section 6.8 has not been satisfied as a result of a Merger-Related Regulatory Challenge under Antitrust Laws and has not been waived; (D) the condition set forth in Section 6.8 has not been satisfied as a result of a Merger-Related Regulatory Challenge seeking to adversely modify the Stipulated Order and has not been waived; (E) the condition set forth in Section 6.1(c) with respect to Section 2.8(q)(iii) has not been satisfied or waived; or (F) the condition set forth in Section 6.1(c) with respect to Section 2.8(q)(iv) has not been satisfied or waived, unless, solely in the case of this clause “(F),” the failure of such condition to be satisfied resulted from a written agreement on the part of any Acquired Company or from a final and nonappealable Order issued by a Specified Governmental Body (each of clauses “(A)” through “(F),” a “Specified Circumstance”), and each of the conditions set forth in Sections 6.1 (other than with respect to the Specified Circumstance, and assuming for such purpose that February 19, 2025 were the Closing Date), 6.2, 6.3, 6.5, 6.7 (other than with respect to the Specified Circumstance) and 6.8 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent on or prior to February 19, 2025, extend the End Date to 11:59 p.m. (Central time) on August 19, 2025 and (ii) if, on February 19, 2025, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1 (assuming for such purposes that February 19, 2025 were the Closing Date), 7.2 and 7.6 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company on or prior to February 19, 2025, extend the End Date to 11:59 p.m. (Central time) on August 19, 2025; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of the failure of the Merger to be consummated by the End Date;

(c) by either Parent or the Company if a Specified Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise preventing the consummation of the Merger;

(d) by Parent, if, within 24 hours after the execution and delivery of this Agreement by the parties hereto, (i) the Effective Stockholder Written Consent shall not have been delivered to the Company in accordance with Section 228 of the DGCL, the Company’s Certificate of Incorporation and Section 2.10 of the Company Bylaws or (ii) the Company shall not have delivered to Parent a copy of the Effective Stockholder Written Consent in each case, pursuant to and in accordance with Section 5.1(a), provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) after the Effective Stockholder Written Consent shall have been executed and delivered in accordance with clauses “(i)” and “(ii)” above;

(e) by Parent (at any time prior to the delivery to the Company of the Effective Stockholder Written Consent) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement were inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 6.1 would not be satisfied if the date of such termination were the Closing Date (other than an inaccuracy in any of the representations and warranties contained in (A) Section 2.8(q)(iii) or (B) Section 2.8(q)(iv), unless, in the case of this clause “(B)” only, such inaccuracy resulted from a written agreement on the part of any Acquired Company or from a final and nonappealable Order issued by a Specified Governmental Body); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied if the date of such termination were the Closing Date; provided, however, that if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date, then Parent may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if (A) any of Parent’s representations or warranties contained in this Agreement were inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied if the date of such termination were the Closing Date or (B) if Parent is then in breach of any covenants or obligations contained in this Agreement such that the condition set forth in Section 7.2 would not be satisfied if the date of such termination were the Closing Date;

(g) by the Company on a date on or following the first anniversary of this Agreement if: (i) on such date (A) the condition set forth in Section 6.1(c) with respect to Section 2.8(q)(iii)(B) has not been satisfied or waived and (B) each of the other conditions set forth in Sections 6.1 (assuming for such purpose that such date is the Closing Date), 6.2, 6.3, 6.5, 6.7 and 6.8 have been satisfied or waived; and (ii) the Company has notified Parent in writing at least 10 Business Days prior to such date of its intention to terminate this Agreement pursuant to this Section 8.1(g) on such date;

(h) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement were inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied if the date of such termination were the Closing Date; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied if the date of such termination were the Closing Date; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if (A) any of the Company’s representations or warranties contained in this Agreement were inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 6.1 would not be satisfied if the date of such termination were the Closing Date; or (B) if the Company is then in breach of any covenants or obligations contained in this Agreement such that the condition set forth in Section 6.2 would not be satisfied if the date of such termination were the Closing Date; or

(i) by the Company (at any time prior to the Subsequent Time, but not thereafter) in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the transaction contemplated by such Superior Offer that has been executed on behalf of the Person that made such Superior Offer (an “Alternative Acquisition Agreement”), if: (i) the Company and the Company’s board of directors shall have complied with the provisions of Section 4.3 and Section 4.4 with respect to such Superior Offer; (ii) the Company’s board of directors, after satisfying all of the requirements set forth in Section 4.4(a) with respect to such Superior Offer, shall have authorized the Company to enter into such Alternative Acquisition Agreement; (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing the Company’s statement confirming that the Company’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of the

Company and that the Company will enter into the Alternative Acquisition Agreement substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(i); (iv) substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(i), the Company enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (v) immediately prior to or concurrently with such termination (or, if the date of such termination is the 45th calendar day following the date of this Agreement, and such day is not a Business Day, then the immediately subsequent Business Day after the date of such termination) the Company shall have paid to Parent or its designee the Termination Fee.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without any liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective directors, officers, employees, stockholders, Representatives, agents or advisors; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party hereto from any liability for Fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional” shall mean a breach or failure to perform a covenant or obligation that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a breach of the relevant covenant or obligation.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(d), then the Company shall make the Expense Payment to Parent in cash at the time specified in Section 8.3(e).

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) at the time of such termination a Specified Circumstance does not exist; (iii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company or publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed and such Acquisition Transaction is subsequently consummated, then, the Company shall pay to Parent a non-refundable fee in the amount of $78,000,000 (such non-refundable fee being referred to as the “Termination Fee”) in cash; provided, however, that, for purposes of this Section 8.3(c), all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(d) If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e); or (ii) by the Company pursuant to Section 8.1(i), then the Company shall pay to Parent the Termination Fee in cash.

(e) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(c) shall be paid by the Company contemporaneously with the consummation of the Acquisition Transaction contemplated by clause “(iv)” of Section 8.3(c). Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d), and any Expense Payment required to be made pursuant to Section 8.3(b), shall be paid or made by the Company (A) in the case of a valid termination of this Agreement by the Company, immediately prior to or concurrently with such termination (or, in the case of a termination pursuant to Section 8.1(i), if the date of such termination is the 45th calendar day following the date of this Agreement, and such day is not a Business Day, then the immediately subsequent Business Day after the date of such termination), or (B) in the case of a valid termination of this Agreement by Parent, within two Business Days after such termination. Any Termination Fee or Expense Payment required to be paid to Parent pursuant to Section 8.3(b), Section 8.3(c) or Section 8.3(d) shall be paid or made by the Company by wire transfer of immediately available funds to the account designated by Parent prior to the date of this Agreement (which account may be updated by Parent from time to time with prior written notice to the Company). Parent acknowledges and agrees that in no event will the Company be required to pay the Termination Fee or the Expense Payment on more than one occasion.

(f) The Company and Parent each acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, Parent would not have entered into this Agreement and (ii) the Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(g) If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus 500 basis points (collectively, the “Parent Enforcement Expenses”).

(h) For purposes of this Section 8.3, “Expense Payment” means a cash payment to Parent in an amount equal to the aggregate amount of all reasonable and documented, out-of-pocket fees, costs and other expenses (including legal fees, financial advisory fees, consultant fees, filing fees and travel expenses) that Parent has paid or incurred in connection with the Contemplated Transactions (including all fees and expenses relating directly or indirectly to the preparation and negotiation of this Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement, all fees and expenses relating to Parent’s due diligence investigation of the Acquired Companies, and all fees and expenses relating to any stockholder claim or litigation); provided, however, that the Expense Payment shall not exceed an amount equal to $23,000,000.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders) prior to the Effective Time; provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations, Warranties, Covenants. None of the representations, warranties or covenants contained in this Agreement or in any certificate delivered pursuant to the terms of this Agreement shall survive the Merger, except for those covenants contained herein and therein that by their terms apply or are to be performed in whole or in part as of or after the Effective Time.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms; provided, further, that the parties hereby acknowledge and agree that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended to provide that the term of the Confidentiality Agreement pursuant to Section 9 thereof shall expire on the earlier to occur of (x) the Closing and (y) the date that is one year following the termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission by e-mail, in .PDF format, by facsimile or through an electronic signature service shall be sufficient to bind the parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and its appellate courts (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and its appellate courts); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware and its appellate courts (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and its appellate courts). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.8 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

9.7 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Parent and Merger Sub may assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any Subsidiary of Parent without obtaining the consent or approval of any other party hereto; provided, however, that such assignment will not relieve Parent or Merger Sub of any of their respective obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except the Indemnified Persons shall be third-party beneficiaries of Section 5.6.

9.8 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent via an international courier service, three Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Walmart Inc.

702 SW Eighth Street

Bentonville, AR 72716

Attention: Michael Guptan, Senior Vice President

   Seth Dallaire, Chief Revenue Officer

Email:   [***]

   [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

855 Main St, Suite 200

Redwood City, California 94063

Attention: Richard E. Climan; Jane Ross; Katherine Keeley

Email:    richard.climan@hoganlovells.com;

   jane.ross@hoganlovells.com;

    katherine.keeley@hoganlovells.com

if to the Company:

VIZIO Holding Corp.

39 Tesla

Irvine, California

Attention:  Jerry Huang, General Counsel

Email:   [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attn:   Rezwan Pavri; Martin Korman; Douglas Schnell; Remi Korenblit;

  Ross Tanaka

Email:   rpavri@wsgr.com; mkorman@wsgr.com; dschnell@wsgr.com;

  rkorenblit@wsgr.com; rtanaka@wsgr.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

9.10 Remedies. Any and all remedies in this Agreement expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity, upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy, and nothing in this

Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered at the Closing pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(b) The parties waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. All amounts in this Agreement will be paid in United States Dollars, and if any amounts, costs, fees or expenses incurred by any party pursuant to this Agreement are denominated in a currency other than United States Dollars, to the extent applicable, the United States Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to United States Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny. All references in this Agreement to “writing” or “written” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by e-mail, in .PDF format or by facsimile.

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules”, “clauses” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections, Schedules, clauses and Exhibits to this Agreement, respectively, as amended, supplemented or otherwise modified from time to time in accordance with Section 9.1; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (v) any statute defined or referred to in this Agreement shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations, and statutory instruments pursuant thereto or promulgated thereunder, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date (including, for the avoidance of doubt, all of the representations and warranties that are made as of the date of this Agreement), references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Body) as of such date; (vi) “neither,” “nor,” “any,” “either” and “or” are not exclusive, and the rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and (vii) the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Nothing contained in Section 2 or Section 3 may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 2.27 and Section 3.8 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

WALMART INC.

By:	/s/ Michael Guptan
Name:	Michael Guptan
Title:	Senior Vice President

VISTA ACQUISITION CORP.

By:	/s/ Michael Guptan
Name:	Michael Guptan
Title:	Vice President

VIZIO HOLDING CORP.

By:	/s/ William Wang
Name:	William Wang
Title:	Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounts Receivable” has the meaning assigned to such term in Section 2.4(h) of the Agreement.

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries, and, where appropriate in the context, their respective predecessors (including any Entity that has been merged into the Company or any of its Subsidiaries).

“Acquired Company Returns” has the meaning assigned to such term in Section 2.15(a) of the Agreement.

“Acquisition Inquiry” means (a) an expression of an intent to make an Acquisition Proposal, or (b) a request for information or for a discussion for the apparent purpose of evaluating the making of an Acquisition Proposal (other than an expression of intent or request for information or for a discussion made or submitted by Parent or any of its Subsidiaries).

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) with respect to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of 15% or more of the outstanding shares of capital stock of the Company, or instruments convertible into or exercisable or exchangeable for 15% or more of the outstanding shares of capital stock of the Company, in each case, by vote or by number of securities; or (ii) in which the Company issues securities representing 15% or more of the outstanding shares of capital stock of the Company, or instruments convertible into or exercisable or exchangeable for 15% or more of the outstanding shares of capital stock of the Company, in each case, by vote or by number of securities.

(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any assets (including as a result of a transfer of equity interests, merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction with respect to Subsidiaries of the Company) that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Companies, taken as a whole; or

(c) any liquidation or dissolution of the Company or any Significant Subsidiary of the Company.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

“AI Technology” means Intellectual Property relating to deep learning, machine learning, automated decision-making or artificial intelligence technology, including any and all Software or systems that make use of or employ neural networks, statistical learning algorithms (e.g., linear and logistic regressions, support vector machines, random forests, k-means clustering), transformers, large language models, reinforcement learning or trained models.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 8.1(i) of the Agreement.

“Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Attorney General” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Balance Sheet Date” means September 30, 2023.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Bentonville, Arkansas or Irvine, California are authorized or obligated by law or executive order to close.

“Cancelled Award” has the meaning assigned to such term in Section 5.5(e) of the Agreement.

“Cancelled Option” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Cancelled RSU Award” has the meaning assigned to such term in Section 5.2(c) of the Agreement.

“Capitalization Date” has the meaning assigned to such term in Section 2.3(a) of the Agreement.

“Cash-Out Option” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Certification” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Change in Circumstances” has the meaning assigned to such term in Section 4.4(b) of the Agreement.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Certificate” has the meaning assigned to such term in Section 6.4 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment” has the meaning assigned to such term in Section 5.14(a) of the Agreement.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company 401(k) Plan” has the meaning assigned to such term in Section 5.5(d) of the Agreement.

“Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or board of managers (or similar body) or other individual service provider of or to any of the Acquired Companies.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2023 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

“Company Board Recommendation” means (i) the determination of the Company’s board of directors that the Merger is advisable and in the best interests of the Company and its stockholders, and (ii) the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt the Agreement.

“Company Board Recommendation Change” has the meaning assigned to such term in Section 4.3(g) of the Agreement.

“Company Bylaws” has the meaning assigned to such term in Section 5.1(a) of the Agreement.

“Company Class A Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company.

“Company Class B Common Stock” means the Class B Common Stock, $0.0001 par value per share, of the Company.

“Company Class C Common Stock” means the Class C Common Stock, $0.0001 par value per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock, the Company Class B Common Stock and the Company Class C Common Stock, collectively.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party (other than Expired Contracts); (b) by which any of the Acquired Companies or any Company-Owned IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation, expatriation or other similar agreement or other Contract between any of the Acquired Companies or any ERISA Affiliate and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make or provide any severance, change in control or similar payment or benefit.

“Company Employee Plan” means any: (a) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; or (b) other employment, consulting, advisor, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation or other paid time off, sick leave, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Companies or any ERISA Affiliate for the benefit of any current or former Company Associate or the dependent or beneficiary of any of them, or with respect to which any Acquired Company has any current or is reasonably likely to have any future liability, whether fixed, contingent or otherwise.

“Company Equity Award” means any Company Option or Company RSU.

“Company Equity Plans” means the Company’s 2007 Incentive Award Plan, the Company’s 2017 Incentive Award Plan and the ESPP.

“Company ESPP Rights” has the meaning assigned to such term in Section 5.3 of the Agreement.

“Company Inbound License” means any Contract pursuant to which any Person has licensed any Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any material Intellectual Property or Intellectual Property Right, in each case other than any Standard Inbound License.

“Company IP” means: (a) all Intellectual Property and Intellectual Property Rights in or to any Company Product; and (b) all other Intellectual Property and Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Option” means any option to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Outbound License” means any Contract pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any material Company IP.

“Company-Owned IP” means all Intellectual Property and Intellectual Property Rights owned or purported to be owned by any one or more of the Acquired Companies.

“Company Patent License” means any Contract pursuant to which: (a) any Acquired Company grants to any Person a license, covenant not to sue, or other right or immunity under, in or to any one or more Patents owned or purported to be owned by the Acquired Company; or (b) any Person grants to any Acquired Company any license, covenant not to sue, or other right or immunity under, in or to any one or more Patents (including any Contract that includes licenses described in both clauses “(a)” and “(b)”), in each case where the grant of a license, covenant not to sue, or other right or immunity under, in or to one or more Patents is a primary purpose of the Contract and is not merely incidental to the sale of a product.

“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” means shares of Preferred Stock, $0.0001 par value per share, of the Company.

“Company Product” means each version, release or model of any product or service (including each item of Software and each platform) that has been, or is currently being designed, developed, distributed, provided, licensed or sold to any customer (including through a reseller, distributor, or other channel partner) by or on behalf of any Acquired Company, including all television sets, soundbars and other peripherals manufactured by or for the Acquired Companies and distributed, provided, licensed, or sold to any customer (including through a reseller, distributor or other channel partner) and all related Software platforms, systems and services, including Platform+, SmartCast, WatchFree+ and Inscape.

“Company Registered IP” has the meaning assigned to such term in Section 2.8(a) of the Agreement.

“Company Restricted Stock” means each share of Company Common Stock that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company RSU” means any restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company SEC Reports” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Company Source Material” means Source Material in which any Acquired Company has or purports to have an ownership interest.

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of March 27, 2023, by and between Parent and the Company.

“Consent” means any approval, consent, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the transactions contemplated by the Agreement, including the Merger and the execution and delivery of the Effective Stockholder Written Consent.

“Continuing Employee” means each employee of any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Contract Worker” means any independent contractor, consultant or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee or director; or (b) compensated by an Acquired Company through wages reported on a form W-2.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Option” means any Company Option held by a non-employee member of the Company’s board of directors.

“Director RSU” means a Company RSU held by a non-employee member of the Company’s board of directors.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of the Agreement.

“Dissenting Shares” has the meaning assigned to such term in Section 1.8(a) of the Agreement.

“DOL” means the United States Department of Labor.

“Domain Name” means the any or all of the following and all worldwide rights in, arising out of or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Stockholder Written Consent” has the meaning assigned to such term in Section 5.1(a).

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, levy, license, assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, arrangement or agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; and (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, reuse, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of or with respect to any Hazardous Material; (c) product stewardship, product content, reuse and recycling, manufacturer or producer responsibility or electricity consumption; or (d) the protection of human health or safety (to the extent relating to exposure to Hazardous Materials).

“Environmental Permits” means all Governmental Authorizations required under Environmental Law for any Acquired Company to operate as it is currently operating.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“ESPP” has the meaning assigned to such term in Section 2.3(c) of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means that certain Loan and Security Agreement, dated as of April 13, 2016, by and among Vizio, Inc., the lenders party thereto from time to time and Bank of America, N.A., as agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.6(b) of the Agreement.

“Expense Payment” has the meaning assigned to such term in Section 8.3(h) of the Agreement.

“Expired Contract” means as of any given time, a Contract that has expired or been terminated as of or prior to such time; provided, however, that, if such Contract contains a provision that has survived the expiration or termination of such Contract and such provision remains in effect as of such time, then such Contract shall not be an Expired Contract as of such time (and shall instead be a Company Contract for all purposes under this Agreement, including for purposes of determining the accuracy of the representations and warranties made by the Company) with respect to and to the extent of such surviving provision. For the avoidance of doubt, if a Company Contract that has not expired or been terminated as of or prior to the date of this Agreement would be required to be disclosed in the Disclosure Schedule on the date of this Agreement due to the existence of a particular provision contained in such Company Contract, then if such provision were contained in a Contract that has expired or been terminated as of or prior to the date of this Agreement, and such provision remains in effect as of the date of this Agreement, then such Contract would be required to be disclosed in the Disclosure Schedule as of the date of this Agreement.

“Export and Import Laws” means (a)(i) all applicable U.S. Legal Requirements regulating exports, re-exports, deemed (re-)exports, transfers or imports to or from the United States of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act and the ITAR; (ii) all applicable economic sanctions regulations, embargoes and related measures enforced by (A) OFAC, including without limitation the Foreign Assets Control Regulations (31 C.F.R. Parts 500-599) and statutes, orders and lists administered by OFAC, including the List of Specially Designated Nationals and Blocked Persons, the List of Foreign Sanctions Evaders and the Sectoral Sanctions Identifications List, (B) the U.S. Department of Commerce, including the Denied Persons List, the Entity List and the Unverified List, (C) the U.S. Department of State, including the Debarred List and (D) any other applicable U.S. sanctions authority; and (iii) all Legal Requirements governing the import of merchandise, including without limitation the Tariff Act of 1930, the Trade Act of 1974, the Uyghur Forced Labor Prevention Act and the Customs regulations (19 C.F.R Part 1 et. seq.) administered and enforced by U.S. Customs and Border Protection; and (b)(i) all applicable Legal Requirements of any Governmental Body (other than a U.S. Governmental Body) regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data and (ii) all applicable economic sanctions regulations, embargoes and related measures enforced by (A) the United Nations Security Council, (B) Her Majesty’s Treasury, (C) the European Union and as adopted by its member states and (D) any other applicable non-U.S. sanctions authority.

“Final Exercise Date” has the meaning assigned to such term in Section 5.3 of the Agreement.

“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“Fraud” means fraud with scienter under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, waiver, exemption, identification number or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, provincial, local, municipal, foreign or other government; (d) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) quasi-governmental, professional association or organization or private body exercising any binding or authoritative executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Hazardous Materials” means any substance, material, chemical, element, compound, mixture, solution, and/or waste listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for liability, whether fixed, contingent or otherwise, under any Environmental Law, and includes toxic mold, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances (PFAS), 1,4-dioxane or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Company Common Stock subject to such Company Option that is less than the Price Per Share.

“Indemnified Persons” has the meaning assigned to such term in Section 5.6(a) of the Agreement.

“Individual Independent Contractors” has the meaning assigned to such term in Section 2.16(c) of the Agreement.

“Information Privacy and Security Laws” means all Legal Requirements applicable to the processing, use, disclosure, collection, privacy, processing, transfer or security of Protected Information by or for the Company.

“Information Statement” has the meaning assigned to such term in Section 5.1 of the Agreement.

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), audio, video, text and other content, interfaces, APIs, architectures, bills of materials, designs, diagrams, documentation, files, layouts, records, schematics, specifications, integrated circuits, and hardware and software development, maintenance and testing tools; (d) URLs and websites; (e) logos and marks (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights (whether registered or not), and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any software, hardware, network or systems owned or controlled by or on behalf of any of the Acquired Companies, including any server, workstation, router, hub, switch, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by any of the Acquired Companies, mail server, firewall, database, source code or object code.

“ITAR” means the International Traffic in Arms Regulations.

The Acquired Companies shall be deemed to have “Knowledge” of a fact or other matter if any of the Persons set forth on Exhibit F has actual knowledge of such fact or other matter or could have obtained actual knowledge of such fact or other matter after reasonable inquiry.

“J.P. Morgan” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Labor Organization” has the meaning assigned to such term in Section 2.16(b) of the Agreement.

“Leased Real Property” has the meaning assigned to such term in Section 2.7(b) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.7(b) of the Agreement.

“Legal Proceeding” means any action, complaint, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, common law ruling or principle, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lookback Date” means March 24, 2021.

Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least two Business Days before the date of the Agreement; or (b) made available for review by Parent or Parent’s Representatives at least 24 hours prior to the execution of the Agreement in the “Project Vista” virtual data room maintained by the Company with Intralinks in connection with the Merger.

“Major Customer” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise), or results of operations of the Acquired Companies taken as a whole; or (b) the ability of the Company to consummate the Merger; provided, however, that, with respect to clause “(a)” above, an effect, change, development, event or circumstance shall not be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred, to the extent that such effect, change, development, event or circumstance results from: (i) adverse changes in economic conditions in the United States or any other country or region in the world, except to the extent such changes have a disproportionate effect on the Acquired Companies, taken as a whole, relative to companies operating in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred; (ii) adverse changes in economic conditions that generally affect the industry in which the Acquired Companies operate, including new or worsening supply chain disruptions affecting the industry in which the Acquired Companies operate, except to the extent such changes have a disproportionate effect on the Acquired Companies, taken as a whole, relative to companies operating in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred; (iii) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in GAAP or other accounting standards (or the interpretation thereof), except to the extent such changes have a disproportionate effect on the Acquired Companies, taken as a whole, relative to companies operating in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred; (iv) changes after the date of the Agreement in (A) political or geopolitical conditions in the U.S. or in any other country or region around the world, or (B) armed conflicts, civil unrest, civil disobedience, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or worsening of any of the foregoing) in the U.S. or in any other country or region around the world, except, in each case, to the extent such changes have a disproportionate effect on the Acquired Companies, taken as a whole, relative to companies operating in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred; (v) acts of God, natural disasters, extreme weather event, wildfires, pandemics or other force majeure events, except, in each case, to the extent such events have a disproportionate effect on the Acquired Companies, taken as a whole, relative to companies operating in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred; (vi) the announcement or pendency of the Merger, including losses of customers, suppliers, distributors or other business partners or employees or any stockholder litigation; (vii) adverse changes in conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, except, in each case, to the extent such changes have a disproportionate effect on the Acquired Companies, taken as a whole, relative to companies operating in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred; (viii) changes in the stock price or trading volume of the Company Class A Common Stock, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under this definition); or (ix) any failure, in and of itself, by the Acquired Companies to meet (A) securities analysts’ published projections of the Company’s revenue, earnings or other financial performance or results of operations or (B) any budgets, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause “(A)” or “(B)” may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded under this definition).

“Material Contract” has the meaning assigned to such term in Section 2.9(a) of the Agreement.

“Maximum Premium” has the meaning assigned to such term in Section 5.6(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals of the Agreement.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5 of the Agreement.

“Merger-Related Regulatory Challenge” means any action, complaint, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) against or otherwise relating to the Merger: (i) that challenges or contests the validity or legality of, or seeks to restrain or prohibit the consummation of, the Merger; (ii) that seeks to obtain, as a result of the consummation of the Merger, from Parent or any of its Subsidiaries, or from any of the Acquired Companies, any damages or other relief that would reasonably be expected to be material to Parent or the Company; (iii) that would reasonably be expected to materially and adversely affect the right of Parent or any of the Acquired Companies to own any material asset or operate the business of any of the Acquired Companies; (iv) that seeks to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the consummation of the Merger; or (v) that seeks to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of its Affiliates or any Acquired Company (other than criminal sanctions or criminal liability imposed on Parent or any of its Affiliates or any Acquired Company resulting from a criminal violation of any Legal Requirement by Parent or any of its Affiliates in connection with the Merger).

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“Misconduct Allegation” has the meaning assigned to such term in Section 2.16(g) of the Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source License” has the meaning assigned to such term in Section 2.8(i) of the Agreement.

“Open Source Software” means software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license, Llama Community License, OpenRAIL license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or nominal charge.

“Order” means any order, writ, injunction, judgment or decree, and with respect to the Acquired Companies, shall include the Stipulated Order.

“Out of the Money Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price for the Company Common Stock subject to such Company Option that is equal to or greater than the Price Per Share.

“Owned Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent 401(k) Plan” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Parent Enforcement Expenses” has the meaning assigned to such term in Section 8.3(g) of the Agreement.

“Parent Plan” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Parent RSU Award” has the meaning assigned to such term in Section 5.5(e) of the Agreement.

“Parent RSU Award Value” has the meaning assigned to such term in Section 5.5(e) of the Agreement.

“Paying Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Payment Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet delinquent (including being contested in good faith) for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) liens or Encumbrances of record affecting any Owned Real Property, any matters that would be disclosed by a survey or any Owned Real Property or Leased Real Property, none of which, individually or in the aggregate, would materially adversely affect the value of or use of the Owned Real Property for its current purposes and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any Owned Real Property or Leased Real Property or any liens or Encumbrances that have arisen in the ordinary course of business, in each case that do not, individually or in the aggregate, materially adversely affect the value of or the use any Owned Real Property for its current purposes; (e) liens or Encumbrances imposed on the underlying fee interest of each Leased Real Property; (f) statutory or common law liens or Encumbrances to secure landlords, lessors or renters under leases or rental agreements; and (g) non-exclusive licenses to Intellectual Property.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning assigned to such term in Section 1.5(b) of the Agreement.

“Price Per Share” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Protected Information” means any information processed by or for an Acquired Company that: (a) relates to an identified or identifiable individual or device used by an individual; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) is subject to the PCI DSS; (d) is subject to a confidentiality obligation to which an Acquired Company is bound; or (e) is specified as the type of information subject to any Order to which an Acquired Company is subject regarding privacy or data protection, including any such information that constitutes “Viewing Data” as defined by the Stipulated Order.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Materials into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.22 of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“Scraped Data” means Training Data that was collected or generated using web scraping, web crawling or web harvesting software or any Software, service, tool or technology that turns unstructured data found on the web into machine readable, structured data that is ready for analysis.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning assigned to such term in Section 2.3(c) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that meets the definition of “significant subsidiary” pursuant to Regulation S-X.

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Source Material” means, collectively, any Software expressed in source code or other human-readable form, and related documentation.

“Specified Circumstance” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Specified Countries” means: (a) Belarus; (b) Burma; (c) Cuba; (d) Iran; (e) North Korea; (f) Russia; (g) Syria; (h) Turkmenistan; (i) Uzbekistan; (j) Xinjiang Uyghur Autonomous Region; and (k) the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine.

“Specified Governmental Body” means any Governmental Body that has jurisdiction over (a) the Company, Parent, Merger Sub or any of their respective Significant Subsidiaries, (b) any business or asset of any Acquired Company that is material to the Acquired Companies, taken as a whole or (c) any business or asset of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

“Specified Notice” has the meaning assigned to such term in Section 4.4 of the Agreement.

“Standard Inbound License” means nonexclusive licenses granted to any Acquired Company: (i) for commercially available off-the shelf software, products or technology that is not incorporated or embodied in any Company Product or otherwise distributed by any Acquired Company; (ii) for Open Source Software; (iii) for non-specific Intellectual Property provided under background licenses in employee and consulting agreements on substantially the Company’s standard forms therefor (which standard forms have been Made Available to Parent); (iv) in nondisclosure agreements entered into in the ordinary course of business that do not include an express license grant or other express grant of rights; and (v) for feedback, trademarks, service marks, or other identifiers or marketing materials, in each case where such licenses are incidental to the subject matter of the applicable agreement in which they are incorporated.

“Standards Organization” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

“Stipulated Order” means the Stipulated Order for Permanent Injunction and Monetary Judgment entered on February 14, 2017, by the United States District Court for the District of New Jersey in Case No. 2:17-cv-00758-SRC-CLW filed by the Federal Trade Commission, the Attorney General of the State of New Jersey, and the Director of the New Jersey Division of Consumer Affairs against Vizio, Inc. and Vizio Inscape Services, LLC.

“Stockholder Written Consent” has the meaning assigned to such term in Section 5.1(a) of the Agreement.

“Subsequent Time” means 5:00 p.m. Central time on the 45th calendar day following the date of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” means any bona fide written offer made by a third party after the date of the Agreement to engage in a transaction (whether by merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer, asset purchase or other similar transaction) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly proposes to acquire (i) beneficial or record ownership of all or substantially all of the outstanding shares of Company Common Stock or (ii) all or substantially all of the consolidated assets of the Acquired Companies, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, which offer: (a) did not result from a breach of Section 4.3; (b) is on terms and conditions that the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, would, if the transaction contemplated by such offer were consummated, be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger, taking into account all the terms and conditions of such offer and the Agreement (including any proposal by Parent to amend the terms of the Agreement and any termination fees payable by the Company in connection with the termination of the Agreement) and any other factors deemed relevant in good faith by the Company’s board of directors, including any financial, financing, conditionality, timing, regulatory, and other legal aspects of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal; and (c) contemplates a transaction that is reasonably likely to be consummated in accordance with its terms.

“Support Agreement” has the meaning assigned to such term in the recitals of the Agreement.

“Surveys” has the meaning assigned to such term in Section 5.1(b) of the Agreement.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, alternative or add-on minimum tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated Workers” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Termination Fee” has the meaning assigned to such term in Section 8.3(c) of the Agreement.

“Timing Agreement” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Title Insurance Policies” has the meaning assigned to such term in Section 5.14(a) of the Agreement.

“Total Target Parent Compensation” has the meaning assigned to such term in Section 5.5(a) of the Agreement.

“Training Data” means any data or databases, including any Scraped Data, processed or otherwise used to train, validate, test or otherwise improve an AI Technology.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

A “Triggering Event” shall be deemed to have occurred if, prior to the delivery of the Effective Stockholder Written Consent: (a) the Company’s board of directors or any committee thereof shall have: (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 4.3(g) of the Agreement; (b) the Company’s board of directors shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation, within five calendar days after Parent’s written request to do so (except in connection with the commencement or announcement of a tender or exchange offer for shares of Company Common Stock, which shall be governed by the following clause “(c)”); (c) a tender or exchange offer for shares of Company Common Stock shall have been commenced and the Company shall not have, within 10 Business Days after the commencement of such tender or exchange offer, publicly issued a statement disclosing that the Company’s board of directors recommends rejection of such tender or exchange offer and unanimously reaffirming the Company Board Recommendation; (d) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that unanimously reaffirms the Company Board Recommendation within three Business Days after such Acquisition Proposal is publicly announced (except in connection with the commencement or announcement of a tender or exchange offer for shares of Company Common Stock, which shall be governed by the foregoing clause “(c)”); or (e) the Company’s board of directors formally resolves to take or announces its intention to take any of the foregoing actions.

“UFLPA” has the meaning assigned to such term in Section 2.13(a) of the Agreement.

The Company’s board of directors shall be deemed to have made a “unanimous” determination or to have acted “unanimously” in adopting resolutions with respect to any matter if: (a) each of the members of the Company’s board of directors who votes on such matter has voted in favor of such matter; and (b) none of the members of the Company’s board of directors present at a meeting of the Company’s board of directors at which vote on such matter has been taken has abstained from voting on such matter

“Uncertificated Share” has the meaning assigned to such term in Section 1.6 of the Agreement.

“WARN Act” has the meaning assigned to such term in Section 2.16(e) of the Agreement.